Exhibit 10.1

Execution

Counterpart

AMENDED AND RESTATED

REVOLVING CREDIT LOAN AGREEMENT

dated as of August 7, 2009 by and among

HARVARD BIOSCIENCE, INC.

(the “Borrower”),

THE LENDERS THAT ARE SIGNATORIES HERETO

(the “Lenders”),

and

BANK OF AMERICA, N.A.

(the “Agent”)

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Exhibit A-1 - Committed Loan Notice

Exhibit A-2 - Compliance Certificate

Exhibit B - Revolving Credit Note

Exhibit C - Reserved

Exhibit D - Solvency Certificate

Exhibit E-1 - Assignment and Assumption

Exhibit E-2 – Administrative Questionnaire

Schedule 1.1 -	Commitments
Schedule 3.2 -	Subsidiaries
Schedule 3.8 -	Indebtedness, Liens and Investments, etc.
Schedule 3.9 -	Real Estate Leases
Schedule 3.10 -	Litigation
Schedule 3.13 -	Eligible Inventory
Schedule 3.16 -	ERISA
Schedule 3.18 -	Hazardous Material
Schedule 3.21 -	Trade and Other Names
Schedule 3.24 -	Depository and Other Accounts
Schedule 3.26 -	Insurance Policies
Schedule 3.27 -	Employment and Labor Agreements
Schedule 11.1 -	Addresses

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AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT

This AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT IS dated as of August 7, 2009 by and among HARVARD BIOSCIENCE, INC., a Delaware corporation (the “Borrower”) and the Lenders from time to time party hereto, including BANK OF AMERICA, N.A., (both in its capacity as a “Lender” and in its capacity as “Agent” for itself and the other Lenders), and BROWN BROTHERS HARRIMAN & CO. (as a “Lender” and, together with BANK OF AMERICA, N.A. the “Lenders”).

The Borrower and the Lenders entered into a Revolving Credit Loan Agreement dated as of November 21, 2003 wherein Brown Brothers Harriman & Co. was named the Agent, which was amended by a First Amendment dated March 14, 2006 and by a Second Amendment dated December 1, 2006 (as may have been further amended to the date hereof, the “Original Credit Agreement”). The Borrower, the Guarantors and the Lenders have agreed to amend the Original Credit Agreement and are entering into this Agreement to, among other things, extend the maturity date and to change the Agent from Brown Brothers Harriman & Co. to Bank of America, N.A.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lenders hereby agree as follows:

ARTICLE I

REVOLVING CREDIT LOANS

1.1. Recitals; Maximum Line Commitment. The Borrower wishes to establish a revolving credit facility (the “Revolving Credit Facility”) with the Lenders in an aggregate principal amount at any one time outstanding not in excess of Twenty Million Dollars ($20,000,000) (the “Maximum Line Commitment”), to expire on the Maturity Date unless sooner terminated as provided herein.

The Lenders, severally in accordance with their respective Commitments set forth on Schedule 1.1, are willing to establish such Revolving Credit Facility, subject to the terms and conditions hereafter set forth.

1.2. Revolving Credit Loans; Reborrowings; Compliance Certificates.

(a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed, at any time outstanding, the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, the Total Revolving Credit Outstandings shall not exceed the Maximum Line Commitment and further provided that all of the Revolving Credit Loans, at any time outstanding, the proceeds of which were used directly, or indirectly through the repayment of a BBA LIBOR Daily Floating Rate Loan and the reborrowing thereof with a Eurodollar Rate Loan, for Permitted Stock Repurchases will not exceed the Permitted Stock Repurchase Sublimit. Within the limits of each Revolving Credit Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 1.2(a), prepay under Section 1.2(j), and reborrow under this Section 1.2(a).

(b) Each Revolving Credit Borrowing, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Agent, which may be given by telephone. Each such notice must be received by the Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, or continuation of Eurodollar Rate Loans and on the requested date of any BBA LIBOR Daily Floating Rate Loan. Each telephonic notice by the Borrower pursuant to this Section 1.2(b) must be confirmed promptly by delivery to the Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of a Eurodollar Rate Loan and each continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing of a BBA LIBOR Daily Floating Rate Loan shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing of a Eurodollar Rate Loan, a BBA LIBOR Daily Floating Rate Loan, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, or continuation, (which shall be a Business Day), (iii) the principal amount of Revolving Credit Loans to be borrowed, or continued, (iv) if a Eurodollar Rate Loan, the duration of the Interest Period with respect thereto and (v) the intended use of the proceeds of such Borrowing. If the Borrower requests a Borrowing of, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have selected a BBA LIBOR Daily Floating Rate Loan.

(c) Following receipt of a Committed Loan Notice, the Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the Revolving Credit Facility of the Borrowing. Each Lender shall make the amount of its Loan available to the Agent in immediately available funds at the Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.3 (and, if such Borrowing is the initial credit extension on the Restatement Closing Date, Section 4.1), the Agent shall make all funds so received available to the Borrower in like funds as received by the Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Borrower.

(d) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default and, unless the Required Lenders otherwise agree in writing, no Loans may be requested and all Eurodollar Rate Loans shall immediately be converted to BBA LIBOR Daily Floating Rate Loans.

(e) The Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

(f) After giving effect to all Borrowings, and all continuations of Revolving Credit Loans, there shall not be more than five (5) Interest Periods in effect.

(g) The Borrower may, on the last day of any fiscal quarter, upon written notice to the Agent, terminate the Revolving Credit Facility, or from time to time permanently reduce the Revolving Credit Facility, provided that (i) any such notice shall be received by the Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $250,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Maximum Line Commitment. The Agent will promptly notify the Lenders of any termination or reduction of the Revolving Credit Facility under this Section 1.2(g). Upon any reduction of the Revolving Credit Facility, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

(h) The Borrower shall repay to the Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(i) Subject to the last sentence of this subsection (i), the Borrower may, upon written notice to the Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of any BBA LIBOR Daily Floating Rate Loan; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and (c) any prepayment of BBA LIBOR Daily Floating Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment whether such Loan is a BBA LIBOR Daily Floating Rate Loan or a Eurodollar Rate Loan and, if a Eurodollar Rate Loan is to be prepaid, the Interest Period(s) of such Loans. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.4 and Section 2.5.

1.3. Revolving Credit Notes. The Revolving Credit Loans shall be evidenced by revolving credit promissory notes of the Borrower payable to the order of each Lender, in a principal amount equal to each Lender’s Commitment and in the form attached hereto as Exhibit B (the “Revolving Credit Notes” or the “Notes”).

1.4. Interest.

(a) Subject to the provisions of Section 1.8, each Eurodollar Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a 360-day year) on the unpaid principal amount thereof until paid in full at the Eurodollar Rate for such Interest Period plus the Applicable Margin and each BBA LIBOR Daily Floating Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a 360-day year), at the BBA LIBOR Daily Floating Rate plus the Applicable Margin, from the date of such Borrowing until such Borrowing is repaid in full.

(b) Interest on the Revolving Credit Notes shall be payable on the earlier to occur of the last day of the Interest Period applicable to such Eurodollar Rate Loan or in the case of a BBA LIBOR Daily Floating Rate Loan the earlier to occur of (x) the last Business Day of each calendar month (y) when such Loan is repaid, and at maturity (whether by acceleration or otherwise).

1.5. Fees.

(a) Unused Line Fee. The Borrower shall pay the Agent for the ratable benefit of the Lenders an unused line fee (the “Unused Line Fee”) for the period commencing on the Restatement Closing Date to and including the Maturity Date, or the earlier date of termination of the Revolving Credit Facility hereunder, in an amount equal to one half of one percent (0.5%) per annum (computed on the basis of the actual number of days elapsed over a 360-day year) of the daily unused portion of the Maximum Line Commitment. The Unused Line Fee shall be paid quarterly in arrears on the last day of each March, June, September and December of each year, commencing on the first such date next succeeding the Restatement Closing Date, and on the date of termination of the Revolving Credit Facility.

(b) Origination Fee. The Borrower shall pay to the Agent, for the accounts of the Lenders on a pro rata basis, an origination fee (the “Origination Fee”) in an aggregate amount of One Hundred Fifty Thousand Dollars ($150,000) on the Restatement Closing Date. No portion of the Origination Fee paid to the Agent, for the accounts of the Lenders, shall under any circumstances be refunded to the Borrower.

(c) Agent Fee. The Borrower shall pay to the Agent (for its own account) on the Restatement Closing Date and on each anniversary thereafter during the term of the Agreement an annual fee of Ten Thousand Dollars ($10,000), which shall be fully earned and payable on the Restatement Closing Date and on each anniversary of the Restatement Closing Date.

1.6. Subsidiary Guaranties and Pledge Agreement.

(a) The Notes and all other Obligations of the Borrower hereunder and/or under the other Loan Documents shall be secured by and entitled to the benefits of an unconditional payment and performance guaranties from all Subsidiaries of the Borrower organized under the laws of any state in the United States (collectively, the “US Subsidiaries” and each a “US Subsidiary”). The Subsidiary Guaranties (collectively, the “Subsidiary Guaranties”) will be satisfactory in form and substance to the Agent.

(b) Subsidiary Pledge Agreements(s). The Notes and all other Obligations of the Borrower hereunder and/or under the other Loan Documents shall be further secured by and entitled to the benefits of one or more pledge agreements of the Borrower in favor of the Agent (collectively, the “Pledge Agreement of Borrower”) pursuant to which the Borrower will pledge to the Agent sixty-five percent (65%) of the outstanding capital stock or other equity interests held by the Borrower in each of its directly owned Subsidiaries which is a Foreign Subsidiary and the Pledge Agreement of U.S. Subsidiary pursuant to which FKA GSI US Inc., a Subsidiary Guarantor, will pledge to the Agent sixty-five percent (65%) of the outstanding capital stock or other equity interests held by such Subsidiary Guarantor in each of its directly owned Subsidiaries which is a Foreign Subsidiary. Within ten (10) Business Days after demand by Agent following the occurrence and during the continuance of an Event of Default, Borrower and such Subsidiary Guarantor, respectively, will deliver to the Agent all Pledged Stock (as defined in the Pledge Agreement of Borrower and in the Pledge Agreement of U.S. Subsidiary) and other instruments (including stock powers) referenced in the respective pledge agreements, and will certify as to the accuracy (as of the date of such delivery) of all information set forth on the Schedules to such pledge agreements.

1.7. Payments Generally; Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Revolving Credit Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) Funding by Lenders; Presumption by Agent. (i) Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 1.2(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the

BBA LIBOR Daily Floating Rate. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(c) Payments by Borrower; Presumptions by Agent. Unless the Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, and to make payments pursuant to Section 13.1(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 13.1(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 13.1(c).

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Insufficient Funds. If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(h) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Revolving Credit Loans due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Revolving Credit Loans due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Revolving Credit Loans due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Revolving Credit Loans owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Revolving Credit Loans owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Revolving Credit Loans owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Revolving Credit Loans then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

1.8. Default Rate of Interest. In the event of any Event of Default, including but not limited to the Borrower’s failure to make any payment of principal of or interest on the Notes when due, whether at maturity or at a date fixed for the payment of any installment or prepayment thereof or by declaration, acceleration or otherwise, interest on the full outstanding balance of principal and (to the extent permitted by law) interest on the Notes shall, during the continuance of such Event of Default, be payable on demand at a rate per annum equal to two percent (2%) above the rate otherwise applicable to each Note hereunder. Interest shall accrue at such default rate until the Event of Default is cured by the Borrower or waived in writing and notice thereof is provided to the Borrower by the Agent.

1.9. Form and Terms of Payment. All payments by the Borrower of principal of or interest on the Notes due to the Lenders pursuant to the Loan Documents shall be made as described Section 1.7. All other payments shall be made to the Agent for the account of each Lender in accordance with and proportionate to such Lender’s Commitment at the address set forth in this Agreement (or at such other address as the Agent shall have furnished to the Borrower in writing) and shall be made in immediately available funds free of any counterclaim, set-off or charge. The Borrower hereby authorizes the Agent to charge when due, the Borrower’s deposit accounts from time to time maintained by the Borrower with the Agent for the purpose of effecting payments of principal and interest on the Loans and the Unused Line Fee. Any other amounts due to the Lenders from the Borrower under the Loan Documents or otherwise shall be billed to the Borrower. If such amounts are not paid by the date specified in any such bill, the Agent is authorized to effect such payment by charging or any deposit accounts from time to time maintained by the Borrower with the Agent and giving prompt notice thereof to Borrower.

1.10. Reserved.

1.11. Reserved.

1.12. Use of Proceeds. The Borrower will use the proceeds of the Loans to fund Permitted Acquisitions, Permitted Stock Repurchases, ongoing working capital needs and other general corporate purposes of the Borrower and its Subsidiaries, including closing costs relating to this Agreement. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, use any part of such proceeds (i) for the purpose of making any Restricted Payment except with the prior written consent of the Agent, (ii) for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System, or (iii) for any other purpose which would violate any provision of this Agreement or of any applicable statute, regulation, order or restriction.

ARTICLE II

TAXES, YIELD PROTECTION AND ILLEGALITY

2.1. Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Agent to withhold or deduct any

Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Agent shall withhold or make such deductions as are determined by the Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby indemnify the Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Agent or paid by the Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Borrower and the Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Agent) incurred by or asserted against the Borrower or the Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Agent pursuant to subsection (e). Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Facility and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Agent, as the case may be, after any payment of Taxes by the Borrower or the Agent to a Governmental Authority as provided in this Section 2.1, the Borrower shall deliver to the Agent or the Agent shall deliver to the Borrower, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Borrower and the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Agent, or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Agent, such Lender agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

2.2. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Agent, any obligation of such Lender to make Eurodollar Rate Loans shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Agent), prepay or, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

2.3. Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans may be suspended at the election of the Agent until the Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, or continuation of Eurodollar Rate Loans.

2.4. Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 2.4) or;

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.1 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

2.5. Compensation for Losses. Upon demand of any Lender (with a copy to the Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Eurodollar Rate Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow or continue any Eurodollar Rate Loan on the date or in the amount notified by the Borrower.

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.5, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

2.6. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.4, or the Borrower is required to pay any additional amount to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 2.1, or if any Lender gives a notice pursuant to Section 2.2, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.1 or 2.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.2, as applicable, and (ii) in each case, would not subject such Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.4, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.1, the Borrower may replace such Lender in accordance with Section 16.7.

2.7. Survival. All of the Borrower’s obligations under this Article II shall survive the termination of the Revolving Credit Facility, repayment of all of the other Obligations hereunder, and resignation of the Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans provided for hereunder, the Borrower makes the following representations and warranties, which shall survive the execution and delivery hereof and of the Notes, and which shall be re-made by the Borrower each time the Borrower submits a quarterly Compliance Certificate pursuant to Section 5.1.

3.1. Organization, Standing, etc. of the Borrower. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted, to enter into this Agreement, the Loan Documents to which it is a party and all other documents to be executed by it in connection with the transactions contemplated hereby, to execute the Pledge Agreement of Borrower and deliver the Collateral as defined in the Pledge Agreement of Borrower, to issue the Notes, and to carry out the terms hereof and thereof.

3.2. Subsidiaries. Schedule 3.2 attached hereto correctly sets forth as to each Subsidiary, its name, the jurisdiction of its incorporation or other formation, the number of shares of its capital stock or other beneficial interest of each class outstanding and the number of such outstanding shares or other beneficial interests owned by the Borrower and/or its Subsidiaries. Each such Subsidiary is a corporation or other entity duly organized, validly existing and, in good standing under the laws of the jurisdiction of its incorporation or other formation, and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and to enter into such of the Loan Documents, if any, to be executed by it in connection with the transactions contemplated hereby. All of the outstanding capital stock or other beneficial interests of each Subsidiary is validly issued, fully-paid and nonassessable, and is owned by the Borrower or its Subsidiaries as specified in Schedule 3.2, in each case free of any mortgage, pledge, lien, security interest, charge, option or other encumbrance other than Permitted Liens. The Borrower or a Subsidiary of Borrower own all of the outstanding capital stock or other beneficial interest of each of its Subsidiaries which is not a US Subsidiary free and clear of any mortgage, pledge, lien, security interest, charge, option or other encumbrance.

3.3. Qualification. The Borrower and its Subsidiaries are duly qualified or licensed and in good standing as foreign corporations or other entities duly authorized to do business in each jurisdiction in which the character of the properties owned or the nature of the activities conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed is not reasonably likely to have a Material Adverse Effect.

3.4. Financial Information; Disclosure; Solvency Certificate; Opening Balance Sheet; Projections, etc.

(a) The Borrower has furnished the Lenders with the financial statements and other reports requested by the Agent, and has furnished the Pro-forma Compliance Certificate referred to in Section 4.3, and the Solvency Certificate referred to below in Section 4.3. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis and such financial statements fairly present in all material respects the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis as of the dates and for the periods indicated. Since March 31, 2009, there has not occurred any event, circumstance or condition which has had or is reasonably likely to have a Material Adverse Effect.

(b) Neither this Agreement, the Solvency Certificate, nor any financial statements, reports or other documents or certificates furnished to the Lenders by the Borrower in connection with the transactions contemplated hereby or thereby contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein contained not misleading, in light of the circumstances under which they are made, except to the extent that such financial statements, reports or other documents or certificates expressly relate to an earlier date or are affected by the consummation of the transactions contemplated by this Agreement.

(c) Without limiting the scope of the Solvency Certificate in the form attached hereto as Exhibit D (the “Solvency Certificate”) delivered by the Borrower to the Lenders on the Restatement Closing Date, none of the Loans will render the Borrower unable to pay its debts as they become due; the Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its property; and the Borrower does not have any knowledge of any person contemplating the filing of any such petition against it. The Borrower is solvent (within the meanings of all applicable fraudulent transfer or fraudulent conveyance statutes and acts, the federal bankruptcy code and all other applicable laws) and has assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts (including the Loans and contingent debts) as they become absolute and matured, and has access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred therewith as such debts mature.

3.5. Licenses; Franchises, etc. The Borrower and its Subsidiaries have all material authorizations, licenses, permits, approvals and franchises of any public or governmental regulatory body necessary for the conduct of the business of the Borrower and its Subsidiaries as now conducted except where the failure to have the same is not reasonably likely to have a Material Adverse Effect (such authorizations, licenses, permits and franchises, together with any extensions or renewals thereof, being herein sometimes referred to collectively as the “Licenses”). All of such Licenses are validly issued and in full force and effect and the Borrower and its Subsidiaries have fulfilled and performed all of their obligations with respect thereto and have full power and authority to operate thereunder.

3.6. Material Agreements. The Borrower’s most recent form 10-K filed with the SEC, as supplemented by the Borrower’s forms 10-Q and 8-K filed with the SEC thereafter, accurately and completely lists each material agreement and instrument required to be disclosed therein, including but not limited to any material leases, employment agreements or other agreements with management of the Borrower or any Subsidiary, stockholder agreements and all other material agreements required to be disclosed therein. Each of the Borrower and its Subsidiaries (as applicable) and, to the best of the Borrower’s knowledge, all third parties to such material agreements, are in material compliance with the terms thereof, and no default or event of default by the Borrower or, to the Borrower’s knowledge, any other party thereto, exists thereunder.

3.7. Tax Returns and Payments. The Borrower and its Subsidiaries have filed all tax returns required by law to be filed and have paid all taxes, assessments and other governmental charges levied upon any of their respective properties, assets, income or franchises, other than those (i) not yet delinquent, (ii) not material in aggregate amount, (iii) being or about to be contested as provided in subsection 5.4 and/or (iv) not reasonably likely to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of their respective taxes are adequate in the opinion of the Borrower, and the Borrower knows of no unpaid assessment for additional taxes or of any basis therefor other than those which in the aggregate, are not reasonably likely to have a Material Adverse Effect.

3.8. Indebtedness, Liens and Investments, etc. Other than intercompany Indebtedness, Schedule 3.8 attached hereto correctly describes, as of the date or dates indicated therein, (a) all outstanding Indebtedness of the Borrower and its Subsidiaries in respect of borrowed money, Capital Leases and the deferred purchase price of property; (b) all existing mortgages, liens and security interests in respect of any property or assets of the Borrower or its Subsidiaries; (c) all outstanding investments, loans and advances of the Borrower and its Subsidiaries; and (d) all existing guarantees by the Borrower and its Subsidiaries.

3.9. Real Estate Owned and Leased; Title to Properties; Liens. The Borrower and its Subsidiaries have good and marketable title to or leasehold interests in all of their respective properties and assets, and none of such properties or assets is subject to any mortgage, pledge, lien, security interest, charge or encumbrance except the existing mortgages and security interests, if any, referred to in Schedule 3.8 attached hereto and Permitted Liens. The real property owned by the Borrower and/or its Subsidiaries and the real property leased by the Borrower and/or its Subsidiaries (the “Real Estate Leases”) are listed on Schedule 3.9 hereto. The Borrower and its Subsidiaries enjoy quiet possession under all Real Estate Leases to which they are parties as lessees, and all of such Real Estate Leases are valid, subsisting and in full force and effect.

3.10. Litigation, etc. Except as may be set forth on Schedule 3.10, there is no action, proceeding or investigation pending or threatened (or any basis therefor known to the Borrower) (i) which questions the validity of this Agreement, the Notes, the Loan Documents, or the other documents executed in connection herewith or therewith, or any action taken or to be taken pursuant hereto or thereto, or (ii) which if adversely determined against the Borrower, would result in liability of the Borrower in an amount which exceeds $250,000.

3.11. Authorization; Compliance with Other Instruments. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents, have been duly authorized by all necessary action on the part of the Borrower and its Subsidiaries party thereto, will not result in any violation of or be in conflict with or constitute a default under any term of the charter or by-laws of the Borrower or any Subsidiary party to any of the Loan Documents, or of any material agreement, or any material instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Borrower or any Subsidiary party to any of the Loan Documents or to which the Borrower or any such Subsidiary is a party, as the case may be, or result in the creation of any mortgage, lien, charge or encumbrance upon any of the properties or assets of the Borrower or any such Subsidiary pursuant to any such term, other than the liens created under the Loan Documents. No consent of stockholders of the Borrower is necessary in order to authorize the execution, delivery or performance of this Agreement or the Loan Documents, or the issuance of the Notes other than those consents which have been obtained as of the Closing Date. Neither the Borrower nor any Subsidiary is in violation of any term of its charter or by-laws, or of any material term of any material agreement or instrument to which it is a party, or, of any judgment, decree, order, statute, rule or governmental regulation applicable to it which is reasonably likely to have a Material Adverse Effect.

3.12. Eligible Accounts. The Eligible Accounts included the calculation of minimum Working Capital are bona fide existing payment obligations of Account Debtors created by the sale or lease and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of Borrower’s and/or its Subsidiaries’ business, owed to Borrower and/or such Subsidiaries without defenses, disputes, offsets, counterclaims, or rights of return or cancellation (other than normal return policies) known to the Borrower or such Subsidiary. As to each Account that is identified by Borrower as an Eligible Account in a Compliance Certificate submitted to Agent, such Account is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

3.13. Eligible Inventory. All Eligible Inventory included in the calculation of minimum Working Capital is of good and merchantable quality. As to each item of Inventory that is identified by Borrower as Eligible Inventory in a Compliance Certificate submitted to Agent, such Inventory is located at one of the locations set forth on Schedule 3.13 or at such other location identified in writing by Borrower to Agent, or is in transit from one such location to another such location and is not otherwise excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory.

3.14. Governmental and Other Third Party Consents. Except for such filings or notices which have already been made or are being made on or prior to the Closing Date, none of the Borrower or any Subsidiary which is a party to any of the Loan Documents is required to obtain any order, consent, approval or authorization of (collectively, the “Consents”), or required to make any declaration or filing with, any governmental unit or other regulatory agency or authority (other than the SEC) in connection with (a) the execution and delivery of this Agreement and the issuance and delivery of the Notes pursuant hereto, (b) the execution and delivery of the Loan Documents, (c) the exercise by the Agent of any rights and remedies following an Event of Default (other than the filing of UCC financing statements) or (d) for the purpose of maintaining in full force and effect each of the Licenses and enabling the Borrower to operate thereunder. To the Borrower’s knowledge, no appeal, reconsideration, or rehearing or other review of any Consent has been taken or instituted.

3.15. Regulation U, etc. Neither the Borrower nor any Subsidiary owns or has any present intention of acquiring any margin stock within the meaning of Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”). None of the proceeds of the Loans will be used, directly or indirectly, by the Borrower or any Subsidiary for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry, any margin stock or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of said Regulation U, or cause this Agreement to violate Regulation U, Regulation T, Regulation X, or any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934, as amended. If requested by the Agent, the Borrower will promptly furnish the Agent with a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U.

3.16. Employee Retirement Income Security Act of 1974. Schedule 3.16 attached hereto sets forth a true, correct and complete list of all material employee benefit plans and arrangements of the Borrower, including, without limitation, all pension, profit sharing or similar plans providing for a program of deferred compensation to any employee or any plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The terms used in this Section 3.16 and in subsection 5.1 and subsection 6.10 of this Agreement shall have the meanings assigned thereto in the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “IRC”), and the term “Affiliated Company” shall mean the Borrower and all corporations, partnerships, trades or businesses (whether or not incorporated) which constitute a controlled group of corporations with the Borrower, a group of affiliated service group or other affiliated group, within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o), respectively, of the IRC, or Section 4001 of ERISA. Each employee benefit plan sponsored by the Borrower or an Affiliated Company and, to the best of the Borrower’s knowledge, each multi-employer plan (as defined in Section 4001(a)(3) of ERISA) to which any Affiliated Company makes contributions, are in material compliance with applicable provisions of ERISA and the IRC. No Affiliated Company has incurred any material liability to the Pension Benefit Guaranty Corporation (“PBGC”) or any employee benefit plan on account of any failure to meet the contribution requirements of any such plan, minimum funding requirements or prohibited transactions under ERISA or the IRC, termination of a single employer plan, partial or complete withdrawal from a multi-employer plan, or the insolvency, reorganization or termination of any multi-employer plan, and no event has occurred or conditions exist which present a material risk that any Affiliated Company will incur any material liability on account of any of the foregoing circumstances. The consummation of the transactions contemplated by this Agreement will not result in any prohibited transaction under ERISA or the IRC for which an exemption is not available.

3.17. Reserved.

3.18. Environmental Matters. Neither the Borrower nor any US Subsidiary has ever caused or permitted any Hazardous Material to be disposed of on or under any real property owned, leased or operated by the Borrower and/or any US Subsidiary in material violation of applicable law and no such real property has ever been used (by the Borrower and/or any US Subsidiary or, to the Borrower’s knowledge, by any other Person) as (a) a disposal site or permanent storage site for any Hazardous Material or (b) a temporary storage site for any Hazardous Material, in each instance in material violation of applicable law. Except as may be set forth on Schedule 3.18, the Borrower has been issued and is in compliance with all material permits, licenses, approvals and other authorizations relating to environmental matters and necessary or desirable for its business, and has filed all notifications and reports relating to chemical substances, air emissions, underground storage tanks, effluent discharges and Hazardous Material waste storage, treatment and disposal required in connection with the operation of its businesses. All Hazardous Materials used or generated by the Borrower or any US Subsidiary or any business merged into or otherwise acquired by the Borrower or any US Subsidiary have been generated, accumulated, stored, transported, treated, recycled and disposed of in compliance with all applicable laws and regulations. Neither the Borrower nor any of its US Subsidiaries has any liabilities with respect to Hazardous Materials, and to the knowledge of the Borrower, no facts or circumstances exist which could give rise to liabilities with respect to the violation (whether by the Borrower or any other Person) of any Environmental Law and/or Hazardous Materials, which is reasonably likely to have a Material Adverse Effect.

3.19. Patents, Trademarks, Intellectual Property. The Borrower owns or otherwise has rights to use all of its material Proprietary Rights and such Proprietary Rights are adequate for the conduct of its business as now conducted, without any known conflict with the rights or claimed rights of others.

3.20. Chief Executive Offices Principal Place of Business. The chief executive office and principal place of business of the Borrower is, and at all times since April, 1997, has been, located at 84 October Hill Road, Holliston, Massachusetts 01746. The Borrower shall not make any change in the location of its chief executive office without giving the Agent at least thirty (30) days’ prior written notice thereof.

3.21. Trade and Other Names. The exact legal name of the Borrower is Harvard Bioscience, Inc. Except as set forth on Schedule 3.21 attached hereto, during the last five years ending on the date hereof, the Borrower has not conducted any business under any other name (including any d/b/a, trade or assumed name).

3.22. Securities Laws. The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

3.23. Loan Documents. The representations and warranties of the Borrower and its Subsidiaries contained herein and in the other Loan Documents, are true and correct in all material respects, and the Borrower and its Subsidiaries thereto are in compliance in all material respects with the terms of the Loan Documents to which each is a party.

3.24. Depository and Other Accounts. Schedule 3.24 attached hereto lists all banks and other financial institutions and depositories at which the Borrower and/or any US Subsidiary maintains (or has caused to be maintained) or will maintain deposit accounts, operating accounts, trust accounts, tax or trust receivable accounts or other accounts of any kind or nature into which funds of the Borrower and/or each US Subsidiary (including funds in which the Borrower or any US Subsidiary maintains a contingent or residual interest) are from time to time deposited, and such Schedule 3.24 correctly identifies the name and address of each depository, the name in which each account is held, the purpose of the account and the complete account number. The Borrower will notify the Agent simultaneously with the submission of the quarterly Compliance Certificate, and thereby supplement such Schedule 3.24 as new accounts are established by the Borrower and/or any US Subsidiary. The Borrower hereby authorizes the Agent to attach such supplements to Schedule 3.24 from time to time delivered by the Borrower to Schedule 3.24 attached hereto.

3.25. Burdensome Obligations; Future Expenditures. To the Borrower’s knowledge, neither the Borrower nor any of its Subsidiaries is party to or bound by any agreement (including but not limited to the Material Agreements listed on the Borrower’s most recent form 10-K filed with the SEC, as supplemented by the Borrower’s forms 10-Q and 8-K filed with the SEC thereafter), instrument, deed or lease or is subject to any charter, by-law or other restriction, commitment or requirement which, in the opinion of the management of such Person, is so unusual or burdensome as in the foreseeable future to have or cause or create a material risk of having or causing a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries anticipate that the future expenditures, if any, by the Borrower and its Subsidiaries needed to meet the provisions of any federal, state or foreign governmental statutes, orders, rules or regulations will be so burdensome as to have or cause, or create a material risk of having or causing, a Material Adverse Effect.

3.26. Insurance Policies. Schedule 3.26 lists all material insurance policies of any kind or nature maintained by or on behalf of the Borrower, as well as a summary of the principal terms of such insurance. All such insurance policies, together with any insurance policies obtained by the Borrower after the Restatement Closing Date, are or will be in full force and effect and provide coverage of such risks and in such amounts as is customarily maintained for businesses of the scope and size of the Borrower.

3.27. Employment and Labor Agreements. Schedule 3.27 accurately and completely describes each employment agreement, agreement for the payment of deferred compensation, severance or so-called change in control agreement covering executive officers of the Borrower, as well as all collective bargaining agreements or other labor agreements covering any employees of the Borrower.

ARTICLE IV

CONDITIONS OF CLOSING/LENDING

4.1. Conditions Precedent on the Restatement Closing Date. The obligation of the Agent and Lenders to execute this Agreement and the obligations of the Lenders to make the initial Loan after the Restatement Closing Date hereunder is subject to the conditions set forth below:

(a) This Agreement, all related Schedules, the Pledge Agreement of Borrower, the Subsidiary Guaranties, the Pledge Agreement of U.S. Subsidiary and such other

Loan Documents, instruments, schedules, exhibits or certificates as shall be designated by the Agent shall have been executed by the Borrower and the other parties thereto and delivered to the Agent;

(b) reserved;

(c) The Agent shall have received all other information and documents which the Agent or its counsel reasonably required in connection with the transactions contemplated by this Agreement, such information and documents where appropriate to be certified by the proper officers of the Borrower, its Subsidiaries or governmental authorities.

(d) The Agent shall have received from the Borrower a Solvency Certificate, which shall be satisfactory in all respects in the sole discretion of the Agent;

(e) No Default or Event of Default shall have occurred and be continuing;

(f) The Agent shall have received the favorable opinion of Goodwin Procter LLP in form and substance reasonably satisfactory to the Agent and dated as of the Restatement Closing Date;

(g) The Borrower shall have paid in full all invoiced costs and expenses (including reasonable attorneys’ fees) incurred on behalf of the Agent in connection with this Agreement, which amounts may be paid with the proceeds of the Revolving Credit Loans;

(h) The Borrower shall have paid to the Agent the full amount of the Origination Fee set forth in Section 1.5(c) and the Agent Fee set forth in Section 1.5(d) of this Agreement, which amounts may be paid with the proceeds of the Revolving Credit Loans;

(i) The Agent shall have received a certificate dated as of the Restatement Closing Date, signed by the Chief Executive Officer, Chief Financial Officer or such other executive officer of Borrower as may be reasonably acceptable to Agent, certifying that (i) the conditions precedent specified in this Section 4.1 have been fulfilled; (ii) the representations and warranties of the Borrower and its Subsidiaries contained in this Agreement and in each of the other Loan Documents and the schedules to this Agreement delivered as of the Restatement Closing Date, are true, complete and correct as of the Restatement Closing Date; (iii) no event or condition has occurred which is reasonably likely to have a Material Adverse Effect; and (iv) as of the Restatement Closing Date there is no Default or Event of Default under this Agreement;

(j) The Agent shall have received evidence of insurance coverage for the Borrower and each US Subsidiary in compliance with Section 5.3;

(k) The Agent shall have received corporate resolutions, good standing certificates and lien search results as it may reasonably require;

(l) The accrued but unpaid unused line fee under the Original Credit Agreement has been paid through the Restatement Closing Date and BBH will have resigned as Agent.

Without limiting any other provision of this Agreement, each of the opinions, agreements, certificates, and other conditions precedent listed above must be reasonably satisfactory in all respects to the Agent and its counsel in order for such condition precedent to be deemed satisfied.

4.2. Reserved.

4.3. Conditions Precedent to Loans on the Restatement Closing Date.

(a) No Default; Representations and Warranties, etc. On the Restatement Closing Date and on the effective date of each Compliance Certificate submitted by the Borrower hereunder: (i) the representations and warranties of the Borrower and its Subsidiaries contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects on and as of such dates as if they had been made on such dates (except to the extent that such representations and warranties expressly relate to an earlier date or are affected by the consummation of transactions permitted under this Agreement and except that references to financial statements shall be deemed to refer to the most recent audited financial statements delivered to the Agent pursuant to Section 5.1(a) hereof); (ii) the Borrower shall be in compliance in all material respects with all of the terms and provisions set forth herein on its part to be observed or performed on or prior to such dates; (iii) after giving effect to any Loans to be made on such dates, no Default or Event of Default shall have occurred and be continuing; and (iv) since the date of the most recently delivered audited financial statements of the Borrower and its Subsidiaries, no event or condition shall have occurred or exist which is reasonably likely to have a Material Adverse Effect. Each request for a Loan hereunder shall constitute a representation and warranty by the Borrower to the Agent and Lenders that all of the conditions specified in this Section 4.3(a), have been and continue to be satisfied in all material respects as of the date of each such Loan (except the Borrower and its Subsidiaries shall only be required to confirm their representations and warranties on a quarterly basis in connection with the delivery of a Compliance Certificate). As of the date of each request for a Loan hereunder, the Borrower shall not have knowledge that it is in violation of Section 7.3 hereof. The Lenders hereby agree that the Borrower shall be permitted, from time to time, to supplement each of the Schedules provided to the Agent in connection with the execution and delivery of this Agreement and the other Loan Documents with respect to any matter arising after the Restatement Closing Date which is not otherwise prohibited by the terms of this Agreement (or with respect to which the Agent has otherwise consented) and which is necessary in order to render the representations and warranties of the Borrower and its Subsidiaries given in the Loan Documents true and correct, provided that any such supplements shall not be required more than once every year and such Schedules shall be deemed automatically updated by information contained in each Compliance Certificate and all SEC filings without the need for any further action on the part of the Borrower or any Subsidiary.

(b) The Borrower shall have paid the fees specified in Section 1.5 and all other amounts (including reimbursement for legal fees) owing from the Borrower to the Agent and Lenders from and after the Restatement Closing Date in accordance with the terms hereof.

(c) Except in connection with Permitted Acquisitions in accordance with Section 6.17.B, if any portion of the requested Loan is to be used to fund an acquisition, at least five (5) Business Days prior to the consummation of any such acquisition, the Borrower shall have delivered to the Agent a certificate, signed by the Chief Executive Officer or Chief Financial Officer of the Borrower, certifying that such acquisition is a Permitted Acquisition under Section 6.17.A.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any of the Loans shall remain available to the Borrower, and until the principal of and interest on the Notes and all fees due hereunder and all of the Borrower’s obligations to the Agent and Lenders hereunder (other than inchoate indemnification obligations) shall have been paid in full, the Borrower agrees that:

5.1. Financial Statements, Field Audits etc. The Borrower will furnish or cause to be furnished to the Agent:

(a) Within one hundred twenty (120) days after the end of each fiscal year of the Borrower, (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such year, and (ii) the related audited consolidated statements of income and surplus and cash flows for such year, setting forth in comparative form with respect to such consolidated financial statements figures for the previous fiscal year, all in reasonable detail, together with the opinion thereon of independent public accountants selected by the Borrower with an established national or regional reputation, which opinion shall be in a form generally recognized as unqualified and shall state that such financial statements have been prepared in accordance with GAAP and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards related to reporting;

(b) within forty-five (45) days after the end of each of the first three quarterly accounting periods and within sixty (60) days after the end of the fourth quarterly accounting period in each fiscal year of the Borrower, (i) (A) the unaudited consolidated and consolidating balance sheets and related statements of income and surplus for such period and for the period from the beginning of the current fiscal year to the end of such period and (B) consolidated cash flows for the period from the beginning of the current fiscal year to the end of such period, all in reasonable detail and signed by the Chief Financial Officer of the Borrower and (ii) a compliance certificate substantially in the form of Exhibit A attached hereto (the “Compliance Certificate”) signed by the Chief Executive Officer, or the Chief Financial Officer, or such other officer of the Borrower as may be acceptable in the sole discretion of the Agent, certifying that the representations and warranties of the Borrower and its Subsidiaries contained herein and in each of the other Loan Documents (as supplemented and updated as provided in Section 4.3(a) hereof) are true, complete and correct in all material respects as of such date, that no event or condition which constitutes a Default or Event of Default exists, and demonstrating the calculations used to determine compliance with the financial covenants listed in such Compliance Certificate;

(c) As soon as available, but in any event within 45 days after the end of each quarterly accounting period in each fiscal year of the Borrower, (i) a quarterly summary accounts receivable aging report, in such form as Agent may from time to time reasonably require and (ii)

reports detailing such other information as Agent may from time to time reasonably require. All of the reports listed in the foregoing clauses (i) and (ii) shall be in reasonable detail and current through at least the close of business for the immediately preceding quarter and certified by the Chief Executive Officer, or the Chief Financial Officer or such other officer of the Borrower as may be acceptable in the sole discretion of the Agent;

(d) On or before January 30 of each fiscal year, an annual budget prepared on a quarterly basis for the Borrower and its Subsidiaries for the then current fiscal year, (displaying anticipated balance sheets and statements of income and surplus and cash flows); and promptly upon preparation thereof, any amendments or revisions thereto or any other significant budgets which the Borrower prepares;

(e) Promptly upon their becoming available, copies of all 10-Ks and 10-Qs and other periodic or special reports filed by the Borrower or any Subsidiary with the SEC, or any such periodic or special reports filed with any other federal, state or local governmental agency or authority, and copies of any material notices and other material communications from the SEC or from any other federal, state or local governmental agency or authority which specifically relate to the Borrower or any Subsidiary, except in each case for those reports, notices and other communications required by such governmental agencies to be kept confidential;

(f) Forthwith upon any officer of the Borrower obtaining knowledge of any condition or event which constitutes a Default or Event of Default, a certificate signed by such officer specifying in reasonable detail the nature and period of existence thereof and what action the Borrower has taken or proposes to take with respect thereto;

(g) Promptly upon receipt thereof, copies of all audit reports and management letters, if any, submitted to the Borrower by independent public accountants in connection with each interim or special audit of the books of the Borrower made by such accountants and, upon request by the Agent, copies of all financial statements, reports, notices and proxy statements, if any, sent by the Borrower to its shareholders;

(h) Immediately, after the Borrower obtains knowledge thereof, notice of: (i) the institution or commencement of any action, suit, proceeding or investigation by or against or affecting the Borrower or any of its Subsidiaries or any of its or their assets which, if determined adversely to the Borrower, is reasonably likely to have a Material Adverse Effect; (ii) any litigation or proceeding instituted by or against the Borrower, or any judgment, award, decree, order or determination relating to any litigation or proceeding involving the Borrower which is reasonably likely to have a Material Adverse Effect; (iii) the imposition or creation of any lien against any asset of the Borrower except those permitted by this Agreement; (iv) any reportable event under Section 4043 of ERISA for which the notice requirement is not waived by the regulations thereunder, together with a statement of the Borrower’s chief executive officer, chief financial officer and/or controller as to the details thereof and a copy of its notice thereof to the PBGC; and (v) any known release or threat of release of Hazardous Materials on, onto or under any site owned or operated by the Borrower or any Subsidiary in material violation of applicable law or the incurrence of any expense or loss in connection therewith or upon the Borrower’s obtaining knowledge of any investigation, action or the incurrence of any expense or loss by any governmental authority in connection with the containment or removal of any Hazardous Materials for which expense or loss the Borrower or any Subsidiary may be liable or potentially responsible;

(i) Promptly notify Agent in writing of any material adverse change in the Borrower’s financial condition or of any condition or event which constitutes a Default or an Event of Default under this Agreement or any other Loan Document or any other event or condition which has had or is reasonably likely to have a Material Adverse Effect;

(j) The Borrower will permit the Agent to inspect and audit the books and records and any of the properties or assets of the Borrower and its Subsidiaries during normal business hours and, prior to the occurrence and the continuance of an Event of Default, upon reasonable prior notice to the Borrower and any such Subsidiary, each such inspection to be at the Borrower’s expense, provided, that the Borrower shall not be responsible for the expenses of such inspections and audits more than two times per fiscal year prior to the occurrence of a Default or Event of Default; and

(k) Promptly upon request therefor, all such other information regarding the business, affairs and condition of the Borrower as the Agent may from time to time reasonably request.

5.2. Legal Existence; Licenses; Compliance with Laws. The Borrower will, and will cause each Subsidiary to: maintain its corporate or other organizational existence and business, except as otherwise permitted pursuant to Section 6.7 hereof; maintain all properties which are reasonably necessary for the conduct of such business, now or hereafter owned, in good repair, working order and condition; take all actions necessary to maintain and keep in full force and effect its rights and franchises, including the Licenses, unless the failure to do so is not reasonably likely to have a Material Adverse Effect; maintain at all times proper books of record and account in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves as shall be required in accordance with GAAP in connection with its business; and comply with all applicable statutes, rules, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities in respect of the conduct of its business and the ownership of its properties in states in which the Borrower desires to continue business operations, except where the failure to comply is not reasonably likely to have a Material Adverse Effect; provided that neither the Borrower nor any Subsidiary shall be required by reason of this subsection to comply therewith at any time while the Borrower or such Subsidiary shall be contesting its obligations to do so in good faith by appropriate proceedings promptly initiated and diligently conducted, and if it shall have set aside on its books such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by the Borrower and its independent public accountants.

5.3. Insurance.

(a) Business Interruption Insurance. Each of the Borrower and its Subsidiaries shall be covered by or maintain with financially sound and reputable insurers insurance related to interruption of business, either for loss of revenues or for extra expense, in the manner customary for businesses of similar size engaged in similar activities.

(b) Property Insurance. Each of the Borrower and its Subsidiaries shall keep its assets which are of an insurable character insured by financially sound and reputable insurers against theft and fraud and against loss or damage by fire, explosion and hazards insured against by extended coverage to the extent, in amounts and with deductibles which are customary for businesses of similar size engaged in similar activities.

(c) Liability Insurance. Each of the Borrower and its Subsidiaries shall be covered by or maintain with financially sound and reputable insurers insurance against liability for hazards, risks and liability to persons and property to the extent, in amounts and with deductibles which are customary for businesses of similar size engaged in similar activities.

(d) Reserved.

(e) Requirements; Proceeds. Each insurance policy maintained pursuant to this Section 5.3 shall provide that the Agent shall be notified of any proposed cancellation of such policy at least thirty (30) days in advance of such proposed cancellation for all events other than nonpayment and for nonpayment at least ten (10) days in advance of such proposed cancellation. Upon the request of the Agent, copies of all such policies shall be delivered to the Agent. All insured losses under any policy of insurance will be adjusted by the insurer with, and paid to, the Borrower.

5.4. Payment of Taxes. The Borrower will, and will cause each Subsidiary to, pay and discharge promptly as they become due and payable all taxes, assessments and other governmental charges or levies imposed upon it or its income or upon any of its properties or assets, or upon any part thereof, as well as all lawful claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a lien or a charge upon its property; provided that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if the Borrower or such Subsidiary, as the case may be, shall have set aside on its books such reserves, if any, with respect thereto as are required by GAAP and deemed appropriate by the Borrower and its independent public accountants.

5.5. Payment of Other Indebtedness, etc. Except as to matters being contested in good faith and by appropriate proceedings, and subject to the provisions of Section 6.5 (Restricted Payments) hereof, the Borrower will, and will cause each Subsidiary to, pay promptly when due, or in conformance with customary trade terms, all other Indebtedness and obligations incident to the conduct of its business where any failure to pay is reasonably likely to result in a Material Adverse Effect.

5.6. Further Assurances. From time to time hereafter, the Borrower will execute and deliver, or will cause to be executed and delivered, such additional instruments, certificates or documents, and will take all such actions, as the Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement, the Loan Documents or the

Notes, provided that, the Borrower shall not be required to effect a public registration of all or any part of the Collateral (as defined in the Pledge Agreement of Borrower) pursuant to the Securities Act of 1933, as amended, or other similar foreign or state securities law. Subject to the proviso in the preceding sentence, upon the exercise by the Agent of any power, right, privilege or remedy pursuant to this Agreement or the Loan Documents which requires any consent, approval, registration, qualification or authorization of any governmental authority or instrumentality, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Agent may be required to obtain for such governmental consent, approval, registration, qualification or authorization.

5.7. Depository Accounts. The Borrower will maintain (x) its primary depository account with the Agent provided, that, the Borrower will have opened an account with the Agent on or before the Restatement Closing Date and will have until November 5, 2009 to transfer all funds as necessary to make such account the Borrower’s primary depository account and (y) its domestic Cash Management Services with the Lenders.

5.8. Communication with Accountants. The Borrower authorizes the Agent to communicate directly with the Borrower’s independent certified public accountants and, on or before the Restatement Closing Date, will instruct those accountants to disclose to and discuss with the Agent any and all prepared financial statements and all other supporting financial documents and schedules delivered to the Borrower by such accountants.

5.9. Environmental Indemnification; Compliance.

(a) The Borrower shall at all times, both before and after repayment of the Loans, at its sole cost and expense indemnify, exonerate and save harmless the Agent and Lenders and all those claiming by, through or under the Agent and Lenders (collectively, the “Indemnified Parties”) against and from all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind whatsoever, including, without limitation, reasonable attorneys’ fees and experts’ fees and disbursements, which may at any time (including, without limitation, before or after discharge or foreclosure of the Agent’s security interests, mortgages or leasehold mortgages or deeds of trust or any other instrument now or hereafter constituting a Loan Document) be imposed upon, incurred by or asserted or awarded against the Indemnified Parties and arising from or out of: (a) any Hazardous Materials liability or other liability for damage to person or property arising out of any Hazardous Materials released on, upon, under, into or about any property at any time owned, leased or operated by the Borrower or any of its Subsidiaries (including without limitation with respect to any condition or circumstance which existed on any such property prior to or as of the time the Borrower or any of its Subsidiaries first acquired, leased or occupied the same) or any violation of any Environmental Laws by the Borrower or any of its Subsidiaries, or any contractor, sub-contractor, tenant, occupant or invitee thereof; or (b) any act, omission, negligence or conduct of the Borrower or any Subsidiary of the Borrower or any contractor, sub-contractor, tenant, occupant or invitee thereof resulting in any Hazardous Material liability. Notwithstanding any limitation which otherwise might be imposed by any applicable statute of limitations, any cause of action which the Indemnified Parties may have against the Borrower under this Section 5.9, may be brought against the Borrower and/or any

Subsidiary at any time within two (2) years following assertion of the claim against the Indemnified Parties for which indemnification or exoneration is sought (it being understood that the foregoing shall not require the Indemnified Parties to bring any claim or action within such two (2) year period if a longer statute applies).

(b) The Borrower shall take all appropriate response actions, including any removal and remedial action, in the event of a release, emission, discharge or disposal of any Hazardous Materials in violation of applicable law on, upon, under, into or about any property at any time, owned, leased or operated by the Borrower so as to (a) remain in compliance with Section 3.18 and (b) keep all property at any time owned, leased or operated by the Borrower free from and uncontaminated by Hazardous Materials and in compliance with applicable Environmental Laws, the failure to comply with which is reasonably likely to have a Material Adverse Effect.

5.10. Mandatory Repayment of Outstanding Revolving Credit Loans in Excess of Working Capital; Prepayment From Proceeds of Asset Sales.

(a) If as of the last day of any fiscal quarter the aggregate outstanding principal amount of the Revolving Credit Loans exceeds the Borrower’s Working Capital, the Borrower will within five (5) Business Days repay the Revolving Credit Notes, without penalty or premium (other than the amounts due under Section 2.4 or Section 2.5, if applicable, in an amount necessary to cause the outstanding principal amount of the Revolving Credit Loans not to exceed the Borrower’s Working Capital as of the last day of such fiscal quarter. To the extent any such payment is made within five (5) Business Days, any Default as a result of a breach of Section 7.3 hereof shall be deemed to have been cured.

(b) Following the occurrence of an Event of Default which is continuing, without limiting the provisions of Section 6.8, the Borrower will prepay all of the Revolving Credit Loans (with proceeds to be applied as set forth below) in an amount equal to one hundred percent (100%) of all the Net Cash Proceeds of asset sales (other than sales of Inventory) in excess of $250,000 per fiscal year and debt incurrences or issuances and equity issuances, and one hundred percent of the net proceeds of all insurance proceeds, by the Borrower immediately upon receipt by the Borrower of such proceeds. Amounts paid to the Lenders pursuant to the preceding sentence will not reduce the Maximum Line Commitment and may be reborrowed by the Borrower pursuant to the terms hereof. All of such Net Cash Proceeds and all other proceeds shall be deposited directly into an account with the Agent.

(c) Any prepayments of the Loans shall be applied first to the portion of the Loans which are BBA LIBOR Floating Rate Loans and then to the portion of the Loans which are Eurodollar Rate Loans in the chronological order of the respective maturities thereof. After the occurrence and during the continuance of an Event of Default, all payments or prepayments of the Loans may be applied to the Borrower’s Obligations under this Agreement and the other Loan Documents in such amounts and manner as may be specified in the Loan Documents or otherwise determined by the Agent in its sole discretion. All payments of principal hereunder shall be made to the Agent for the account of the Lenders in accordance with the Lender’s respective Commitment.

ARTICLE VI

NEGATIVE COVENANTS

So long as any of the Loans shall remain available to the Borrower, and until the principal of and interest on the Notes and all fees due hereunder and all of the Borrower’s obligations to the Lenders hereunder (other than inchoate indemnification obligations) shall have been paid in full, the Borrower agrees that:

6.1. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or become or remain liable in respect of any Indebtedness, except:

(a) Indebtedness to the Lenders hereunder;

(b) Liabilities of the Borrower and/or its Subsidiaries (other than for borrowed money) incurred in the ordinary course of its business and in accordance with customary trade practices;

(c) Existing Indebtedness, together with all accrued and unpaid interest thereon, of the Borrower and/or any Subsidiary referred to in Schedule 3.8 attached hereto, and refinancings thereof in an amount not more than the greater of (i) the respective unpaid principal amounts thereof or (ii) the respective principal amounts available to be drawn thereunder on the date hereof, in each case as specified in such schedule, together with all accrued and unpaid interest thereon;

(d) Indebtedness of the Borrower and/or any Subsidiary secured as permitted by, and subject to the proviso to, subparagraph (c) of Section 6.2;

(e) Unsecured Indebtedness incurred or assumed in connection with (i) any Permitted Acquisition consummated pursuant to Section 6.17.A hereof in an amount not to exceed seventy-five percent (75%) of the purchase price of such Permitted Acquisition (excluding as Indebtedness incurred or assumed for the purpose of this computation, any promissory notes issued in connection with and included in the payment of the purchase price of any such Permitted Acquisition) and (ii) any Permitted Acquisition consummated pursuant to Section 6.17. B hereof;

(f) Indebtedness in respect of promissory notes issued in connection with any Permitted Acquisition and secured as permitted by subparagraph (l) of Section 6.2;

(g) Other secured Indebtedness incurred or assumed in connection with any Permitted Acquisition consummated pursuant to (i) Section 6.17. A hereof in an aggregate principal amount at any time outstanding not to exceed $500,000 and (ii) Section 6.17.B hereof;

(h) Other unsecured Indebtedness not to exceed $100,000;

(i) Indebtedness in respect of (i) taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment thereof shall not at the time be required to be made or is being contested in accordance with the provisions of Section 5.4 hereof, (ii) judgments or awards which have been in force for less than the applicable appeal period so long as execution is not levied thereunder or in respect of which the Borrower or any Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in a manner reasonably satisfactory to the Agent and in respect of which a stay of execution shall have been obtained pending such appeal or review and for which adequate reserves have been established in accordance with, and to the extent required by, GAAP, and (iii) endorsements made in connection with the deposit of items for credit or collection in the ordinary course of business; and

(j) Intercompany Indebtedness.

6.2. Liens, etc. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist, any mortgage, lien, charge or encumbrance on, or security interest in, or pledge of, or conditional sale or other title retention agreement (including any Capital Lease) with respect to, any real or personal property (tangible or intangible, now existing or hereafter acquired)(each being a “Lien”), including but not limited to the Accounts and Inventory, nor will the Borrower nor any Subsidiary make the foregoing negative covenant in favor of any other Person except the following each being a “Permitted Lien”:

(a) Liens for taxes not yet delinquent or being contested in good faith as provided in Section 5.4; mechanics’, workmen’s, materialmen’s or other like liens arising in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith (as to which adequate reserves have been established on the Borrower’s books to the extent required by GAAP) and which were not incurred in connection with the purchase of property, borrowing of money or the obtaining of credit and which do not detract from the value of the properties or assets of the Borrower and its Subsidiaries or affect the use thereof in the operation of their business;

(b) The existing Liens referred to in Schedule 3.8, securing Indebtedness permitted under Section 6.1(c) hereof and any refinancings thereof,;

(c) Purchase money mortgages, liens and other security interests, including Capital Leases, created in respect of property acquired by the Borrower and/or any of its Subsidiaries after the date hereof or existing in respect of property so acquired prior to the date hereof, provided that (i) each such lien shall at all times be confined solely to the item of property so acquired, and (ii) the aggregate principal amount of indebtedness secured by all such liens shall at no time exceed $1,000,000;

(d) Easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower;

(e) Liens arising solely by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any financial institution;

(f) Liens in connection with operating leases and granted to secure obligations with respect to “off balance sheet” or “synthetic” leases (i.e., leases where for tax purposes the lessee is treated as the owner of the leased property but for GAAP purposes the lease is treated as an operating lease and the lessor is treated as the owner of the leased property);

(g) Liens consisting of security deposits securing the Borrower’s and/or any Subsidiary’s obligations under real property leases;

(h) Any Lien securing Indebtedness to the Lenders;

(i) Deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pensions or social security;

(j) Liens arising by operation of law or under rental agreements made in the ordinary course of business to secure landlords, lessors or renters under leases and confined to the premises or property rented;

(k) Liens acquired in connection with the consummation of Permitted Acquisitions and subject to subparagraph (g) of Section 6.1; and

(l) Liens in favor of any bank or other financial institution solely against the Borrower’s and/or any Subsidiary’s deposit account(s) with such bank or other financial institution securing such bank’s or other financial institution’s obligation to guarantee the Borrower’s and/or its Subsidiaries’ promissory notes issued in connection with a Permitted Acquisition.

6.3. Loans, Guarantees and Investments. The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any loan or advance to, or guarantee or endorse (except as a result of endorsing negotiable instruments for deposit or collection in the ordinary course of business) or otherwise assume or agree to purchase or otherwise remain liable with respect to any obligation of, or enter into any indemnification agreement for the benefit of, or make or own any investment in, or acquire (except in the ordinary course of business) the properties or assets of, any Person, except:

(a) Extensions of credit by the Borrower and/or any of its Subsidiaries in the ordinary course of business in accordance with its and their customary trade practices;

(b) The outstanding investments, loans and advances, if any, and the presently existing guarantees, if any, referred to in Schedule 3.8 attached hereto;

(c) Cash Equivalents;

(d) Capital Expenditures, to the extent permitted by Section 6.6(a);

(e) Investments and indemnification agreements in connection with Permitted Acquisitions;

(f) Other Investments not to exceed $500,000 per a fiscal year;

(g) Investments by the Borrower in its Subsidiaries in the form of capital contributions and/or intercompany loans;

(h) Investments by Subsidiaries in Borrower and/or other Subsidiaries in the form of dividends, capital contributions and/or intercompany loans;

(i) Investments consisting of normal travel and similar advances to employees of the Borrower and/or Subsidiaries; and

(j) Indemnification agreements in connection with contractual arrangements entered into in the ordinary course of business.

6.4. Reserved.

6.5. Restricted Payments. The Borrower shall not directly or indirectly declare, order, pay or make any Restricted Payment or set aside any sum or property therefor other than the repurchase or redemption of up to an aggregate of $5,000,000 actually paid during the period commencing on the Restatement Closing Date and ending on the Maturity Date of shares of its capital stock if such repurchase is part of the Permitted Stock Buyback Program or any greater amount as shall be consented to by the Agent, provided, that both before and after giving effect to any such Restricted Payment, no Default or Event of Default exists under this Agreement.

6.6. Capital Expenditures. The Borrower will not, and will not permit any Subsidiary to, make any Capital Expenditure during any fiscal year of the Borrower if, after giving effect thereto, the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period would exceed $4,000,000.

6.7. Subsidiaries, Mergers and Consolidations; Changes in Business. The Borrower will not, and will not permit any Subsidiary to, create any additional Subsidiaries or enter into any merger or consolidation (or any agreement relating to any merger or consolidation) without the prior written consent of the Required Lenders, other than in each case in connection with Permitted Acquisitions and except that the Subsidiary may merge into another Subsidiary or into the Borrower. The Borrower will not, without the prior written consent of the Required Lenders, engage in any business other than the business engaged in as of the date hereof and any other business related thereto which may be acquired in connection with Permitted Acquisitions, and entering into contracts in connection with the foregoing.

6.8. Sale of Assets. The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise dispose of any of its properties or assets, except for (a) sales, leases or other dispositions in the ordinary course of business, (b) sales, leases or other dispositions of obsolete or unusable property or assets (it being understood that customer lists, contracts, inventory and accounts receivable are excluded from this exception), (c) sales, leases or other dispositions of duplicative property or other assets acquired in connection with Permitted Acquisitions and (d) sales, leases and other dispositions of other property and assets in an aggregate amount not to exceed $2,000,000 per fiscal year.

6.9. Reserved.

6.10. Compliance with ERISA. The Borrower will make, and will cause all Affiliated Companies to make, all payments or contributions to employee benefit plans required under the terms thereof in all material respects and in accordance in all material respects with applicable minimum funding requirements of ERISA and the IRC and applicable collective bargaining agreements. The Borrower will cause all employee benefit plans sponsored by any Affiliated Company to be maintained in material compliance with ERISA and the IRC. The Borrower will not engage, and will not permit or suffer any Affiliated Company or any Person entitled to indemnification or reimbursement from the Borrower or any Affiliated Company to engage, in any prohibited transaction under ERISA for which an exemption is not available which could reasonably be expected to result in a material liability of any Affiliated Company. No Affiliated Company will terminate, or permit the PBGC to terminate, any employee benefit plan or withdraw from any multi-employer plan, in any manner which could result in material liability of any Affiliated Company.

6.11. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into any lease or other transaction after the Closing Date with any shareholder of the Borrower, on terms that are less favorable to the Borrower or such Subsidiary than those which might be obtained at the time from Persons who are not such a shareholder except for those transactions disclosed in Borrower’s public filings with the SEC.

6.12. Reserved.

6.13. Environmental Liabilities. The Borrower will not, and will not permit any Subsidiary to, violate any Environmental Laws or other requirement of law, rule or regulation regarding Hazardous Materials, the violation of which is reasonably likely to have a Material Adverse Effect; and, without limiting the foregoing, the Borrower will not and will not permit any Subsidiary or any other Person to (except in accordance with applicable law), dispose of any Hazardous Material into, upon, under or onto, or (except in accordance with applicable law) from, any real property owned, leased or operated by the Borrower or any Subsidiary or in which the Borrower or any Subsidiary holds, directly or indirectly, any legal or beneficial interest or estate except as is not reasonably likely to cause a Material Adverse Effect, nor allow any lien imposed pursuant to any law, regulation or order relating to Hazardous Materials or the disposal thereof to be imposed or to remain on such real property, except as is not reasonably likely to have a Material Adverse Effect or for liens being contested in good faith by appropriate proceedings and for which adequate reserves have been established and are being maintained on the books of the Borrower and its Subsidiaries (to the extent required by GAAP).

6.14. Fiscal Year. The Borrower will not change its fiscal year end from December 31 without prior written notice to the Agent.

6.15. Reserved.

6.16. Reserved.

6.17. Permitted Acquisitions; Conditions Precedent. The Borrower will not, and will not permit any Subsidiary to, acquire or enter into any agreement (other than purchases of equipment or inventory from any Person in the ordinary course of business) requiring the

Borrower or such Subsidiary to acquire, all or substantially all of the assets or stock or other equity interests of any Person unless such acquisition (whether by acquisition, merger or otherwise) is to be consummated by (i) the Borrower, (ii) a US Subsidiary, provided, that such US Subsidiary is or becomes a party to a Subsidiary Guaranty or (iii) a Foreign Subsidiary, provided, that to the extent such Foreign Subsidiary is directly owned by the Borrower, its stock or other equity interests have been or will be pledged by the Borrower pursuant to the Pledge Agreement and unless each of the following conditions precedent has been satisfied:

6.17A. Permitted Acquisitions Not Requiring Consent of Required Lenders.

The Borrower and/or its Subsidiaries may enter into any agreement to acquire, and shall be permitted to acquire, all or substantially all of the assets or stock or other equity interests of any Person (whether by acquisition, merger or otherwise) without the prior written consent of the Agent or Lenders, provided that the purchase price paid by the Borrower and/or its Subsidiaries in connection with Permitted Acquisitions consummated under this Section 6.17(A) is payable (i) solely in shares of capital stock of the Borrower in an amount not to exceed $10,000,000 in connection with any single Permitted Acquisition (such capital stock valuation shall be the closing price of the Borrower’s common stock on the NASDAQ National Market on the date such transaction is approved by the Borrower’s board of directors), (ii) solely in cash, (iii) solely by issuance of one or more promissory notes or (iv) some combination of the foregoing, provided, however, that except in the case of clause (i) above, the amount of cash consideration plus promissory notes plus shares of capital stock of the Borrower does not exceed $6,000,000 in connection with any single Permitted Acquisition.

The Borrower will notify the Agent in writing of all proposed Permitted Acquisitions under this Section 6.17A no less than thirty (30) days prior to the anticipated closing date. The Borrower will notify the Agent as soon as practicable following any material changes in the business terms or projected impact of any Permitted Acquisition which has previously been disclosed to the Agent.

6.17B. Permitted Acquisitions Requiring Consent of Required Lenders.

Except in connection with Permitted Acquisitions consummated in accordance with Section 6.17A, the Borrower and/or its Subsidiaries will only enter into agreements to acquire, and shall only be permitted to acquire, all or substantially all of the assets or stock or other equity interests of any Person (whether by acquisition, merger or otherwise) with the prior written consent of the Required Lenders upon satisfaction of each of the following conditions:

(a) The Lenders shall have received written notice of such acquisition and the basic terms thereof, as soon as reasonably practicable, but in any event not less than thirty (30) days prior to the anticipated consummation of the acquisition;

(b) The assets to be acquired are employed or, if such acquisition is structured as purchase of stock or other equity interests, the Person so acquired conducts its business in an industry described in Section 6.7 and the Required Lenders are satisfied as to the foregoing;

(c) At the time of consummation of such acquisition, no Default and no Event of Default exists, or would be caused by such consummation and the Lenders are satisfied as to the foregoing;

(d) At least five (5) Business Days prior to the consummation of any such acquisition, the Borrower shall have delivered to the Lenders a certificate, signed by the Chief Executive Officer or Chief Financial Officer of the Borrower, certifying that the Borrower has conducted or caused to be conducted all due diligence deemed reasonably necessary for the proposed acquisition, and that the results of such due diligence are deemed satisfactory by the officer of the Borrower executing such certificate;

(e) Reserved;

(f) No less than thirty (30) days prior to the anticipated consummation of the acquisition, the Borrower shall deliver to the Lenders, among such other financial information and reports as may be required by the Lenders, revised financial projections, income statements and balance sheets setting forth the effect of the acquisition and demonstrating to the satisfaction of the Required Lenders (in their sole discretion) that the Borrower will, on a going forward basis, be in compliance with all covenants (including the financial covenants contained in Article 7) set forth in this Agreement, and further demonstrating that the proposed acquisition will, prior to the end of the second fiscal quarter of the Borrower immediately succeeding the fiscal quarter during which any such acquisition is consummated, increase the Borrower’s Adjusted EBITDA, after giving effect to all additional interest and Indebtedness related to such acquisition (including any Indebtedness incurred under this Agreement), as well as the relevant income statement effects deemed applicable by the Required Lenders and all adjustments to historical performance approved by the Required Lenders, all in the Required Lenders’ sole discretion;

(g) Reserved;

(h) Reserved; and

(i) The Agent (at the direction of the Required Lenders) shall not have issued notice to the Borrower that, in the Required Lenders’ reasonable discretion, it or they have determined that a proposed acquisition is not a Permitted Acquisition as a result of the Borrower’s failure to satisfy any of the conditions set forth in paragraphs (a) through (h) of this Section 6.17.B, any such notice to be delivered to the Borrower within 15 days of the last to occur of (x) receipt of written notice from the Borrower required by paragraph (a) of this Section 6.17.B and such notice to set forth, in reasonable detail, the basic for such determination by the Lenders and (y) the last of the materials required to be delivered under Section 6.17B(f).

Each acquisition consummated in accordance with the provisions of Section 6.17.A and Section 6.17.B shall be referred to as a “Permitted Acquisition”.

ARTICLE VII

FINANCIAL COVENANTS

So long as any of the Loans shall remain available to the Borrower, and until the principal of and interest on the Notes and all fees and other amounts due hereunder and all of the

Borrower’s other obligations to the Agent and the Lenders hereunder (other than inchoate indemnification obligations) shall have been indefeasibly paid in full in cash, the Borrower agrees that:

7.1. Maximum Leverage Ratio. As of the last day of any fiscal quarter, the Borrower will not permit the ratio of (a) Total Funded Debt of the Borrower and its Subsidiaries as of the last day of such fiscal quarter, to (b) the Borrower’s and its Subsidiaries’ consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter to be more than 2.00:1.00.

7.2. Minimum Fixed Charge Coverage Ratio. As of the last day of any fiscal quarter, the Borrower will not permit the ratio of (a) consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for the four-quarter period ending on the last day of such fiscal quarter, minus, (x) aggregate cash capital expenditures, minus (y) cash taxes paid and minus (z) amounts paid under the Permitted Stock Repurchase Program, each of (x), (y) and (z) for the four-quarter period ending on the last day such fiscal quarter, provided, that up to $5,000,000 of such amount actually paid under the Permitted Stock Repurchase Program prior to the Restatement Closing Date shall be excluded during any trailing four (4) quarter periods, to (b) the current portion of Funded Debt other than the Revolving Credit Loan, as of the last day of such fiscal quarter, plus (without duplication) Interest Expense during such trailing four (4) fiscal quarters to be less than 1.50:1.00.

7.3. Minimum Working Capital. (a) As of the last day of any fiscal quarter, the Borrower will not permit its Working Capital to be less than the aggregate outstanding principal balance of the Revolving Credit Loans.

(b) For any Subsidiary whose Eligible Accounts and Eligible Inventory exceed $1,000,000 in the calculation of minimum Working Capital pursuant to Section 7.3 hereof, the Agent shall have received the following with respect to such Subsidiary:

(i) satisfactory lien, tax and judgment searches confirming the absence of any liens, claims, charges or encumbrances of any nature on any Accounts of such Subsidiary; and

(ii) certified copies of the charter documents and by-laws of each such Subsidiary, together with certificates of appropriate governmental authorities as to the corporate good standing of such Subsidiaries (to the extent such documents and certificates are available in the applicable jurisdiction).

ARTICLE VIII

DEFAULTS; REMEDIES

8.1. Events of Default; Acceleration. If any of the following events (each an “Event of Default”) shall occur:

(a) The Borrower shall default in the payment of principal of or interest on the Notes or any other fee due hereunder when the same becomes due and payable, whether at maturity or at a date fixed for the payment of any installment or prepayment thereof or by declaration, acceleration or otherwise, and such default shall continue for a period of three (3) Business Days (a “Payment Default”); or

(b) The Borrower shall default in the performance of or compliance with any term contained in Section 5 (other than Section 5.10(a)), Article VI or Sections 7.1 or 7.2 and, to the extent any default is susceptible of remedy or cure, the Borrower has failed to remedy or cure any such default within ten (10) days after the occurrence thereof; or

(c) The Borrower shall default in the performance of or compliance with any term contained in Section 5.10(a) or Section 7.3 and the Borrower has failed to remedy or cure any such default within five (5) Business Days; or

(d) The Borrower shall default in the performance of or compliance with any term contained herein other than those referred to above in this Article VIII and such default shall not have been remedied within thirty (30) days after the occurrence thereof provided, that if such default cannot be remedied or cured, then such default shall be deemed an Event of Default as of the date of its occurrence; or

(e) The Borrower or any Subsidiary which is a party to any of the Loan Documents shall default in the performance of or compliance with any material term contained in the Loan Documents (other than this Agreement) or in the performance of or compliance with any material term contained in any other written agreement with the Agent and/or the Lenders, executed in connection therewith and such default shall not have been remedied within thirty (30) days after the occurrence thereof provided, that if such default cannot be remedied or cured, then such default shall be deemed an Event of Default as of the date of its occurrence; or

(f) Any representation or warranty made by the Borrower or any Subsidiary herein or in any other Loan Document or shall prove to have been false or incorrect in any material respect when made; or

(g) The Borrower or any Subsidiary shall default in any payment due on any Indebtedness in respect of borrowed money where the aggregate principal balance thereof together with interest thereon exceeds $500,000 or any lesser aggregate principal balance where such failure to pay is reasonably likely to have a Material Adverse Effect (other than to the Lenders, as to which Section 8.1(a) shall apply), any Capital Lease or the deferred purchase price of property with a principal balance together with interest thereon, lease balance or purchase price (as the case may be) in excess of $500,000 outstanding as of the date of such default, and such default shall continue for more than the period of grace, if any, applicable thereto, or in the performance of or compliance with any term of any evidence of such Indebtedness or of any mortgage, indenture or other agreement relating thereto, and any such default shall continue for more than the period of grace, if any, specified therein and shall not have been waived pursuant thereto, (except such defaults which are being contested in good faith and, if applicable, as to which adequate reserves have been established on the Borrower’s books to the extent required by GAAP); or

(h) The Borrower or any Subsidiary shall cease to be solvent (as represented in the Solvency Certificate) or shall discontinue its business (except as otherwise permitted hereby) or the Borrower or any Subsidiary shall make an assignment for the benefit of creditors, or shall fail generally to pay its debts as such debts become due, or shall apply for or consent to the appointment of or taking possession by a trustee, receiver or liquidator (or other similar official) of the Borrower or such Subsidiary or any substantial part of the property of the Borrower or such Subsidiary, or shall commence a case or have an order for relief entered against it under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or if the Borrower or any Subsidiary shall take any action to dissolve or liquidate the Borrower or such Subsidiary (except as otherwise permitted hereby); or

(i) An involuntary proceeding shall be commenced against the Borrower or any Subsidiary under the federal bankruptcy laws, as now or hereafter constituted, (which is not dismissed or stayed within 60 days, provided, however, the Borrower may not request any Revolving Credit Loans during such 60 day period) or any other applicable federal or state bankruptcy, insolvency or other similar law, or a decree shall be entered appointing a trustee, receiver or liquidator (or other similar official) of the Borrower or any Subsidiary or any substantial part of the property of the Borrower or such Subsidiary; or

(j) A final judgment which, with other outstanding final judgments against the Borrower and its Subsidiaries shall be rendered against the Borrower or any Subsidiary which is reasonably likely to have a Material Adverse Effect and if, within the earlier of 60 days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within 60 days after the expiration of any such stay, such judgment shall not have been discharged, or if any such judgment shall not be discharged forthwith upon the commencement of proceedings to foreclose any lien, attachment or charge which may attach as security therefor and before any of the property or assets of the Borrower or any Subsidiary shall have been seized in satisfaction thereof; or

(k) If the Borrower is enjoined, restrained, or in any material way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order is not stayed or revoked within five (5) days; or

(l) This Agreement, the Notes, the Pledge Agreement, any Subsidiary Guaranties or any other Loan Documents shall be cancelled, terminated, revoked, rescinded or declared invalid or unenforceable in whole or in any material respect, otherwise than pursuant to its terms by virtue of the expiration of its term or otherwise than in accordance with the express prior written agreement, consent or approval of the Required Lenders or the Lenders, as the case may be, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind this Agreement, the Notes, the Pledge Agreement, any Subsidiary Guaranties or any other Loan Documents shall be commenced by or on behalf of the Borrower or any other Person bound thereby or party thereto or by any governmental or regulatory authority or agency of competent jurisdiction; or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that any one or more of the Loan Documents or any one or more of the material obligations of any Person or Persons under any one or more of the Loan Documents are illegal, invalid or unenforceable in accordance with the terms thereof;

then, and in any such event, and at any time during the continuance thereof, either or both of the following actions may be taken: the Agent may by written notice to the Borrower, (i) declare the principal of and accrued interest in respect of the Notes to be forthwith due and payable, whereupon the principal of and accrued interest in respect of the Notes and all amounts due under Section 2.4 and Section 2.5 shall become forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, and/or (ii) terminate the Revolving Credit Facility, whereupon the Revolving Credit Facility shall forthwith terminate without any other notice of any kind; provided that, in the case of an Event of Default arising by reason of the occurrence of any event described in Sections 8.1(h) or 8.1(i), both such actions shall be deemed to have been automatically taken by the Agent and all obligations of the Borrower to the Lenders shall forthwith automatically become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower. Without limiting any provision of this Agreement or any Loan Documents, a Default or Event of Default hereunder shall also constitute a Default or Event of Default under the Loan Documents.

8.2. Remedies on Default.

(a) In case any one or more Events of Default shall occur and be continuing, the Agent may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Notes or any Loan Documents or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law. In case of a default in the payment of any principal of or interest on the Notes, or in the payment of any fee due hereunder or under any other Loan Document, the Borrower will pay to the Lenders such further amount as shall be sufficient to cover the costs and expenses of collection, including, without limitation, reasonable attorneys’ fees, expenses and disbursements. No course of dealing and no delay on the part of the Agent in exercising any right shall operate as a waiver thereof or otherwise prejudice the rights of the Agent or the Lenders. No right conferred hereby or by the Notes or any Loan Documents upon the Agent or the Lenders shall be exclusive of any other right referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

(b) Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as Borrower’s true and lawful attorney, with power to (i) at any time an Event of Default has occurred and is continuing endorse Borrower’s name on any collection item that may come into Agent’s possession and (ii) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower’s policies of insurance. The appointment of Agent as Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Agent’s obligations to extend credit hereunder are terminated.

(c) Right to Inspect. At any time an Event of Default has occurred and is continuing, Agent and its officers, employees, or agents shall have the right, from time to time hereafter to inspect the Books and to check, test, and appraise the Borrower’s or any Subsidiary’s assets in order to verify Borrower’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Accounts and Inventory, all at Borrower’s expense.

ARTICLE IX

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

9.1. Certain capitalized terms are used in this Agreement and in the other Loan Documents with the specific meanings defined below in this Article IX. Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term “Section” refers to Section of this Agreement, (b) the capitalized term “Exhibit” refers to exhibits to this Agreement, (c) the term “subsection” includes particular Sections included in subsections thereof, (d) the word “including” shall be construed as “including without limitation”, (e) accounting terms not otherwise defined herein have the meanings provided under GAAP, (f) terms defined in the UCC and not otherwise defined herein have the meaning provided under the UCC, (g) references to particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect and (h) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and the other Loan Documents.

“Accounts” means all of Borrower’s and its Subsidiaries’ now owned or hereafter acquired right, title and interest with respect to “accounts” (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

“Act” means the Securities Exchange Act of 1934, as may be amended from time to time.

“Adjusted EBITDA” means for any period, EBITDA for such period after adjusting for (a) non-cash stock compensation expense, (b) restructuring charges related to Permitted Acquisitions contemplated at the time of such Permitted Acquisition and mutually agreed upon by the Borrower and the Agent, (c) acquired in-process research and development expense, (d) fair value adjustments resulting from purchase price allocation related to Permitted Acquisitions and (e) other non-recurring exceptional items of income or expense mutually agreed upon by the Borrower and the Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Agent.

“Affiliate” shall mean, as applied to any Person, a spouse or relative of such Person, any managing member, director or officer of such Person, any corporation, association, firm or other entity of which such Person is a managing member, director or officer, and any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Company” shall have the meaning specified in Section 3.16.

“Agent” shall have the meaning specified at the beginning of this Agreement.

“Agent’s Office” means Agent’s address and, as appropriate, account as set forth on Schedule 11.1 or such other address or account as Agent may from time to time notify the Borrower and the Lenders.

“Agent Parties” shall have the meaning specified in Section 11.1(c)(1).

“Applicable Margin” means four percent (4%) per annum.

“Applicable Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Lender’s Revolving Credit Commitment at such time. The initial Applicable Percentage of each Lender in respect of the Revolving Credit Facility is set forth opposite the name of such Lender on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 15.1(b), and accepted by the Agent, in substantially the form of Exhibit E-1 or any other form approved by the Agent.

“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earlier of (i) the Maturity Date for the Revolving Credit Facility, or (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06.

“Bank of America” means Bank of America, N.A. and its successors.

“BBA LIBOR Daily Floating Rate” means a fluctuating rate of interest per annum equal to BBA LIBOR as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by Agent from time to time), as determined for each Business Day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollars deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in Agent’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If the BBA LIBOR Daily Floating Rate is not available for any reason, then such rate will be determined by such alternate method as reasonably selected by Agent. The BBA LIBOR Daily Floating Rate is a daily rate and may change daily.

“BBA LIBOR Daily Floating Rate Loan” means a Revolving Credit Loan that bears interest at a rate based upon the BBA LIBOR Daily Floating Rate.

“BBH” means Brown Brothers Harriman & Co. and its successors.

“Books” means all of Borrower’s now owned or hereafter acquired books and records (including all of its records indicating, summarizing, or evidencing its assets (including the Accounts and Inventory) or liabilities, all of Borrower’s records relating to its business operations or financial condition, and all of its goods or General Intangibles related to such information).

“Borrower” shall have the meaning specified at the beginning of this Agreement.

“Borrowing” shall mean the making of simultaneous Revolving Credit Loans, having the same Interest Period if a Eurodollar Rate Loan or a BBA LIBOR Daily Floating Rate Loan, made by each Lender pursuant to Section 2.2.

“Borrower Materials” has the meaning specified in Section 16.1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Capital Expenditure” shall mean any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with GAAP would be added as a debit to the fixed asset account of the Person making such expenditure, including without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of the lessee or obligor thereunder would be required by GAAP to be capitalized and shown as liabilities or otherwise appear in the category of property, plant or equipment or intangibles on the balance sheet of such lessee or obligor but excluding amounts expended in connection with Permitted Acquisitions (including reasonable capitalized transaction costs related to such Permitted Acquisitions).

“Capital Lease” shall mean any lease of property (real, personal or mixed) which, in accordance with GAAP, should be capitalized on the lessee’s balance sheet.

“Cash Equivalents” shall mean (a) negotiable certificates of deposit, time deposits (including sweep accounts), demand deposits and bankers’ acceptances having a maturity of nine months or less and issued by any United States financial institution having capital and surplus and undivided profits aggregating at least $100,000,000 and rated Prime-1 by Moody’s Investors Service, Inc. or A-1 by Standard & Poor’s Ratings Group or issued by the Agent or any Lender; (b) corporate obligations having a maturity of nine months or less and rated Prime-1 by Moody’s Investors Service, Inc. or A-1 by Standard & Poor’s Ratings Group or issued by the Agent or any Lender; (c) any direct obligation of the United States of America or any agency or instrumentality thereof, or of any state or municipality thereof, (i) which has a remaining maturity at the time of purchase of not more than one year or which is subject to a repurchase agreement with the Agent or any Lender (or any other financial institution referred to in clause (a) above) exercisable within one year from the time of purchase and (ii) which, in the case of obligations of any state or municipality, is rated AA or better by Moody’s Investors Services, Inc. or AA or better by Standard & Poor’s Ratings Group; and (d) any mutual fund or other pooled investment vehicle rated AA or better by Moody’s Investors Service, Inc. or AA or better by Standard & Poor’s Ratings Group which invests principally in obligations described above.

“Cash Management Services” means any arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Code” means the Massachusetts Uniform Commercial Code, as in effect from time to time.

“Commitment” means, with respect to any Lender, such Lender’s obligation to extend the Revolving Credit loans contemplated by Section 1. The Commitments are set forth in Schedule 1.1.

“Committed Loan Notice” means a notice of a Revolving Credit Borrowing or a continuation of Eurodollar Rate Loans pursuant to Section 2.2, which, if in writing, shall be substantially in the form of Exhibit A-1.

“Compliance Certificate” shall mean a certificate in substantially the form of Exhibit A-2 hereto, as such form may from time to time be revised by Agent and Borrower, together with such other information as Agent may reasonably require.

“Consents” shall have the meaning specified in Section 3.14.

“Cost” means the calculated cost of Inventory, as determined from invoices received by Borrower or any of its Subsidiaries, Borrower’s or such Subsidiaries’ purchase journals or stock ledgers, based upon Borrower’s accounting practices, known to Agent, which practices are in effect on the date on which this Agreement was executed. “Cost” does not include any inventory capitalization costs inclusive of advertising, but may include other charges used in Borrower’s determination of cost of goods sold and bringing goods to market, all within Agent’s reasonable discretion and in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event or condition which, with the giving of notice or the expiration of any applicable grace period, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” or “$” means United States dollars.

“EBITDA” means for any period, Net Income for such period, after restoring thereto amounts deducted for (a) federal and state taxes in respect of income and profits, (b) Interest Expense and (c) depreciation and amortization, as determined in accordance with GAAP.

“Eligible Accounts” means those Accounts created by Borrower and/or any of its directly or indirectly wholly-owned Subsidiaries in the ordinary course of Borrower’s or such Subsidiary’s business, that arise out of Borrower’s or such Subsidiary’s sale of goods or rendition of services, that are less than ninety (90) days past the invoice date, and that comply with each of the representations and warranties respecting Eligible Accounts made by Borrower under the Loan Documents. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash remitted to Borrower or any Subsidiaries. All Eligible Accounts not otherwise denominated in United States dollars shall be converted to United States dollars for purposes of inclusion in any Compliance Certificate (with the conversion calculation set forth in such Compliance Certificate) based on the exchange rate of the applicable currency to United States dollars quoted in the Wall Street Journal for the last day of the applicable quarter with respect to which such Compliance Certificate is delivered.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 15.1(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 15.1(b)(iii)).

“Eligible Inventory” means Inventory of Borrower and/or its Subsidiaries consisting of first quality finished goods and raw materials (other than work-in-process) held for sale or lease or to be furnished under a contract of service in the ordinary course of Borrower’s or such Subsidiary’s business located at one of Borrowers’ or such Subsidiary’s business locations set forth on Schedule 3.9 or at such other location identified in writing by the Borrower to the Agent (or in-transit between any such locations), that complies with each of the representations and warranties respecting Eligible Inventory made by Borrower in the Loan Documents, and that is not excluded as ineligible by virtue of the one or more of the criteria set forth below. In determining the value of Eligible Inventory, Inventory shall be valued at the lower of Cost or market on a basis consistent with Borrower’s accounting practices less the aggregate amount of all reserves for obsolesce, slow-moving and excess inventory.

An item of Inventory shall not be included in Eligible Inventory if:

(a) Borrower or any Subsidiary does not have good, valid and marketable title thereto (including Inventory acquired on consignment), or

(b) it is not located at one of the locations of the Borrower or its Subsidiaries set forth on Schedule 3.9 or at such other location identified in writing by the Borrower to the Agent or in transit from one such location to another such location, or

(c) it is located at a warehouse, distribution center or other real property leased by a Borrower or any Subsidiary or in a fulfillment center or contract warehouse, in circumstances under which, by operation of law or by the terms of the Borrower’s or any Subsidiary’s lease, a third party has or may have a lien on any Inventory located on the premises, provided, that notwithstanding the foregoing, Inventory in an amount not to exceed $4,250,000 (after application of the forty percent (40%) formula set forth in the definition of Working Capital in Section 7.3) located at any of the foregoing locations, and subject to subparagraphs (a), (b) and (d) hereof, may be included in Eligible Inventory for purposes of calculating Working Capital, or

(d) it consists of work-in-process or goods returned or rejected by the Borrower’s or any Subsidiary’s customers if such goods can not be re-sold by Borrower or such Subsidiary in the ordinary course of its business.

“Environmental Laws” collectively, shall mean the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act and any other federal, state or local statute, regulation, ordinance, order or decree relating to the environment, as now or hereafter in effect.

“ERISA” shall have the meaning specified in Section 3.16.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where, “Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Revolving Credit Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” shall have the meaning specified in Article 8.

“Excluded Taxes” means, with respect to the Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 2.1(e)(ii), and (d) in the case of a Foreign Lender, any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 2.1(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.1(a)(ii) or (iii).

“FRB” means the Board of Governors of the Federal Reserve System of the United States of America.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of  1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means a Subsidiary which is not a US Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness to the Lenders, all Indebtedness for borrowed money incurred in connection with Permitted Acquisitions which is not subordinated to the Indebtedness owing to the Lenders hereunder and all Indebtedness in respect of Capital Leases.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“General Intangible” means all of Borrowers’ and its Subsidiaries’ now owned or hereafter acquired right, title, and interest with respect to “general intangibles” (as such term is defined from time to time in the Code), and any and all supporting obligations in respect thereof.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Material” shall mean (a) any asbestos or insulation or other material composed of or containing asbestos and (b) any petroleum product and any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, any so-called “Superfund” or “Superlien” law, or any other applicable federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

“Indebtedness” shall mean as applied to any Person, (i) all items (except items of capital or surplus or of retained earnings) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date of which Indebtedness is to be determined, including without limitation subordinated debt, if any, and any Capital Lease, (ii) all indebtedness secured by any mortgage, pledge, lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, and (iii) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contributions or otherwise) or otherwise to become directly or indirectly liable. For avoidance of doubt, the parties hereby agree that the term Indebtedness shall not include the issuance of any equity interests by the Borrower and/or any of its Subsidiaries, whether such equity interests constitute common stock or preferred stock.

“Indemnified Parties” shall have the meaning specified in Section 5.9.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” has the meaning specified in Section 11.07.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code, as in effect from time to time, or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Interest Expense” means required cash interest paid or payable on Funded Debt.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or continued as a Eurodollar Rate Loan and ending on the date one, two or three months thereafter, as selected by the Borrower in its Committed Loan Notice. In addition:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

no Interest Period shall extend beyond the Maturity Date of the Revolving Credit Facility.

“Inventory” means all Borrower’s and its Subsidiaries now owned or hereafter acquired right, title, and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by Borrower or any of its Subsidiaries as lessor, goods that are furnished by Borrower or any of its Subsidiaries under a contract of service, and raw materials, work in process, or materials used or consumed in Borrower’s or any of its Subsidiaries’ business.

“IRC” shall have the meaning specified in Section 3.16.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” shall have the meaning specified at the beginning of this Agreement.

“Lending Office” means as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

“Licenses” shall have the meaning specified in Section 3.5.

“Lien” shall have the meaning specified in Section 6.2.

“Loan or Loans” shall have the meanings specified in Section 1.2.

“Loan Documents” shall mean collectively, this Agreement, the Notes, the Pledge Agreement of Borrower, the Subsidiary Guaranties the Pledge Agreement of U.S. Subsidiary and any and all financing statements, agreements, instruments and certificates now or hereafter related hereto or thereto or executed in connection herewith or therewith, all as amended from time to time.

“Material Adverse Effect” shall mean any event, matter or condition which is reasonably likely to have a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations or conditions (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the Borrower’s or any Guarantor’s ability to pay and perform its obligations under the Loan Documents, (c) the rights and remedies of the Agent or the Lenders under the Loan Documents, and/or (d) the Eligible Accounts or the Eligible Inventory.

“Maturity Date” means August 7, 2012 unless sooner due after acceleration.

“Maximum Line Commitment” shall have the meaning specified in Section 1.1.

“Net Cash Proceeds” means:

with respect to any Disposition by the Borrower or any of its Subsidiaries, received or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

with respect to the sale or issuance of any equity by the Borrower or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.

“Net Income” for any period, shall mean net income (or loss) for such period, determined in accordance with GAAP.

“Note or Notes” shall have the meanings specified in Section 1.3.

“Obligations” shall mean the sums evidenced by the Notes and any and all other liabilities, loans, advances, sums due or to become due and all Indebtedness of Borrower to the Agent or the Lenders of every kind, nature and description (whether or not evidenced by any note or other instrument), direct or indirect, absolute or contingent, primary or secondary, joint or several, secured or unsecured, due or to become due, now existing or hereafter arising under the Loan Documents, any liability of Borrower to the Agent or the Lenders including but not limited to all interest, fees, charges, expenses and attorneys’ fees, paid or incurred by Agent or the Lenders at any time in connection with the commitment for, preparation, execution, delivery, amendment, review, perfection, administration and/or enforcement of any of the Loan Documents and any and all other obligations of Borrower to the Agent or the Lenders pursuant to the Loan Documents.

“Origination Fee” shall have the meaning specified in Section 1.5.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans occurring on such date.

“Participant” shall have the meaning specified in Section 15.1(d).

“Payment Default” shall have the meaning specified in Section 8.1.

“PBGC” shall have the meaning specified in Section 3.16.

“Permitted Acquisition” shall have the meaning specified in Section 6.17.

“Permitted Lien” shall have the meaning specified in Section 6.2.

“Permitted Stock Buyback Program” shall mean a stock buyback program or programs approved by the Borrower’s Board of Directors whereby the Borrower is authorized to redeem portions of its outstanding common equity.

“Permitted Stock Repurchase” means repurchase of the Borrower’s common equity by the Borrower pursuant to the Permitted Stock Buyback Program.

“Permitted Stock Repurchase Sublimit” means an amount equal to $5,000,000. The Permitted Stock Repurchase Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Person” means a corporation, an association, a partnership, a limited liability company, an owner, grantor or master trust, a joint venture, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Pledge Agreement of Borrower” shall have the meaning specified in Section 1.6.

“Pledge Agreement of U.S. Subsidiary” means that certain stock pledge agreement as amended, modified, supplemented or restated from time to time made by FKA GSI US, Inc., a Delaware corporation in favor of the Agent.

“Public Lender” has the meaning specified in Section 11.1(c)(2).

“Pro-forma Compliance Certificate” shall have the meaning specified in Section 1.11.

“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions, accepted by the Agent, in its reasonable discretion, and any revision, amendment, or updates thereto, provided such revision, amendment, or update has been accepted in writing by the Agent (provided that such acceptance shall not be unreasonably withheld.).

“Proprietary Rights” any patents, registered trademarks, service marks, trade names, copyrights, licenses and other similar rights, including, applications for each of the foregoing.

“Real Estate Leases” shall have the meaning specified in Section 3.9.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Report” shall have the meaning specified in Section 16.17.

“Required Lenders” shall mean the Lenders holding greater than sixty-six and two thirds percent (66- 2/ 3%) of the principal amount of the Loans outstanding or, if no Loans are outstanding, sixty-six and two-thirds percent (66- 2/3%) of the Commitments.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restatement Closing Date” means the date at which each of the provisions of Section 4.1 have been completed to the satisfaction of the Agent and this Agreement shall have been executed by the Borrower, the Agent and the Lenders.

“Restricted Payment” shall have the meaning specified in Section 6.5.

“Restricted Payment” means (i) any cash dividend or other cash distribution or payment, direct or indirect, on or on account of any shares of any class of stock of the Borrower now or hereafter outstanding or (ii) any redemption, purchase or other acquisition, direct or indirect, of any shares of any class of stock of the Borrower now or hereafter outstanding or of any warrants, options or rights to purchase any such stock (including, without limitation, the repurchase of any such stock, warrant, option or right or any refund of the purchase price thereof in connection with the exercise by the holder thereof of any right of rescission or similar remedies with respect thereto).

“Revolving Credit Facility” shall have the meaning specified in Section 1.1.

“Revolving Credit Loan or Loans” shall have the meanings specified in Section 1.2.

“Revolving Credit Note or Notes” the meaning specified in Section 1.3.

“SEC” means the Securities and Exchange Commission or any governmental authority succeeding to any of its functions.

“Solvent” means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

“Solvency Certificate” shall have the meaning specified in Section 3.4.

“Subsidiary” means any Person of which more than 50% of the outstanding Voting Stock (or other similar beneficial interest) (other than director’s qualifying shares) is at the time owned or controlled by the Borrower or by one or more Subsidiaries of the Borrower or by the Borrower and one or more Subsidiaries.

“Subsidiary Guaranties” shall have the meaning specified in Section 1.6.

“Taxes” means all present or future taxes, levies, imports, duties, deductions, withholdings (including backup withholding) assessments, fees or other charges imposed by any governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Funded Debt” means at any date of determination, the aggregate outstanding amount of Funded Debt.

“Total Revolving Credit Outstandings” means the aggregate outstanding amount of all Revolving Credit Loans.

“UCC” means the Uniform Commercial Code, as from time to time in effect in The Commonwealth of Massachusetts or any other applicable jurisdiction.

“Unused Line Fee” shall have the meaning specified in Section 1.5.

“US Subsidiaries” shall have the meaning specified in Section 1.6.

“Voting Stock” means stock having ordinary voting power to elect a majority of the board of directors of the corporation in question, irrespective of whether or not at the time there exists stock of any class or classes of such corporation which has or might have by its terms accrued voting power by reason of the happening of any contingency.

“Working Capital” means an amount equal to the sum of (i) one hundred percent (100%) of the Borrower’s and its Subsidiaries cash and Cash Equivalents on deposit, plus (ii) eighty percent (80%) of the Borrower’s and its Subsidiaries’ Eligible Accounts plus (ii) the lesser of (a) an amount equal to forty percent (40%) of the Borrower’s and its Subsidiaries’ Eligible Inventory and (b) $8,500,000. For purposes of computing Working Capital hereunder after application of the forty percent (40%) formula as set forth in clause (ii) above, the Borrower shall not include more than $4,250,000 of Eligible Inventory maintained at any one warehouse, distribution center or other real property leased by the Borrower or any Subsidiary in the calculation thereof.

ARTICLE X

AMENDMENTS AND WAIVERS, ETC.

10.1. Amendments and Waivers.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Borrower and acknowledged by Agent, do any of the following:

(i) increase or extend any Commitment of any Lender,

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(iv) change the percentage of the Commitments that is required to take any action hereunder,

(v) amend this Section 10 or any provision of the Agreement providing for consent or other action by all Lenders,

(vi) reserved,

(vii) change the definition of “Required Lenders”,

(viii) release any Borrower or Subsidiary from any obligation for the payment of money,

(ix) change the definitions of Eligible Accounts, Eligible Inventory or Maximum Line Commitment,

(x) amend any of the provisions of Article 14, or

(xi) release all, or substantially all, of the “Collateral” as defined in the Pledge Agreement of Borrower, or of the “Collateral” as defined in the Pledge Agreement of U.S. Subsidiary, in any transaction or series of transactions or release a Subsidiary Guarantor.

The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lenders and the Agent among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower so long as such amendment, modification, waiver, consent, termination or release does not adversely affect the Borrower in any way, including without limitation by making any agreement or covenant set forth herein more restrictive for the Borrower or any Subsidiary, or adversely affect the rights or benefits of the Borrower under this Agreement or any other Loan Document.

(b) The failure of the Agent, the Lenders or Required Lenders to insist upon the strict performance of any term, condition or other provision of this Agreement or the Loan Documents or the Notes or to exercise any right or remedy hereunder or thereunder shall not constitute a waiver by the Agent, the Lenders or Required Lenders of any such term, condition or other provision or Default or Event of Default in connection therewith; and any waiver of any such term, condition or other provision or of any such Default or Event of Default shall not affect or alter this Agreement or the Loan Documents or the Notes, and each and every term, condition and other provision of this Agreement, the Loan Documents and the Notes shall, in such event, continue in full force and effect and shall be operative with respect to any other then existing or subsequent Default or Event of Default in connection therewith.

ARTICLE XI

NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATIONS

11.1. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone or electronic communication shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Agent, or BBH, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.1; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Agent that it is incapable of receiving notices by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. (1) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(2) The Borrower hereby acknowledges that (a) the Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, and the Lenders to treat such Borrower

Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 16.1); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(d) Change of Address, Etc. Each of the Borrower, the Agent, may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Agent, and Lenders. The Agent, and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

ARTICLE XII

NO WAIVER; CUMULATIVE REMEDIES; ENFORCEMENT

12.1. No failure by any Lender, or the Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower and its Subsidiaries or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 8.2 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 16.2 (subject to the terms of Section 1.7(c)), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to Borrower and its Subsidiaries under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 8.2 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 1.7(c), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

ARTICLE XIII

EXPENSES; INDEMNITY; DAMAGE WAIVER

13.1. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Agent, or any Lender (including the fees, charges and disbursements of any counsel for the Agent, or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any of its Subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or of its Subsidiaries or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or any of its Subsidiaries has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 1.7(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Agent, the replacement of any Lender, the termination of the Revolving Credit Facility and the repayment, satisfaction or discharge of all the other Obligations.

ARTICLE XIV

ADMINISTRATIVE AGENT

14.1. Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b) The Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on collateral granted by the Borrower or any of its subsidiaries to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to Section 14.5 for purposes of holding or enforcing any Lien on the collateral (or any portion thereof) granted under the Loan Documents, or for exercising any rights and remedies thereunder at the direction of the Agent), shall be entitled to the benefits of all provisions of this Article XIV and Article XIII (including, without limitation, Section 13.1(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

14.2. Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

14.3. Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(d) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1(e) and Section 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower or a Lender.

(e) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

14.4. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

14.5. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

14.6. Resignation of Agent. The Agent may at any time give notice of its resignation, as Agent and/or as “collateral agent” or as the holder of any Pledged Stock under the Pledge Agreement of Borrower or under the Pledge Agreement of U.S. Subsidiary for the benefit of the Lenders, to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 13.1 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

14.7. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

14.8. Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise.

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, and the Agent and their respective agents and counsel and all other amounts due the Lenders, and the Agent under Sections 1.5 and 13.1(c) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 13.1(c).

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Agent to vote in respect of the claim of any Lender or in any such proceeding.

14.9. Guaranty Matters. Each of the Lenders irrevocably authorize the Agent, at its option and in its discretion.

(a) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Revolving Credit Facility and payment in full of all Obligations (other than contingent indemnification obligations; and

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 14.9. In each case as specified in this Section 14.9, the Agent will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of such item of Collateral as defined in the Pledge Agreement of Borrower and as defined in the Pledge Agreement of U.S. Subsidiary from the assignment and security interest granted under the Loan Documents or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 14.9.

ARTICLE XV

SUCCESSORS AND ASSIGNS

15.1. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 15.1(b), (ii) by way of participation in accordance with the provisions of Section 15.1(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 15.1(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment in respect of the Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.1, 2.4, 2.5 and 13.1(c) with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 15.1(d).

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.1 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.1, 2.4 and 2.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 15.1(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 1.7 as though it were a Lender, provided such Participant agrees to be subject to Section 1.7(h) as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.1 or 2.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.1(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal

Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

ARTICLE XVI

MISCELLANEOUS

16.1. Confidential Information. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Agent, any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

16.2. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, or any such Affiliate to or for the credit or the account of the Borrower or any of its Subsidiaries against any and all of the obligations of the Borrower or any of the Subsidiaries now or hereafter existing under this Agreement or any other Loan Document to such Lender then due, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or any of the Subsidiaries are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

16.3. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

16.4. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

16.5. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

16.6. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16.7. Replacement of Lenders. If any Lender requests compensation under Section 2.4, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.1, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Agent the assignment fee specified in Section 15.1(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.4 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

16.8. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, are arm’s-length commercial transactions between the Borrower and Affiliates, on the one hand, and the Agent, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of Affiliates, or any other Person and (B) neither the Agent has any obligation to the Borrower or any of Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and Affiliates, and the Agent has no obligation to disclose any of such interests to the Borrower or Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

16.9. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

16.10. USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

16.11. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Agent, or any Lender, or the Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

16.12. Time of the Essence. Time is of the essence of the Loan Documents.

16.13. Jurisdiction; Waiver of Jury Trial. THE BORROWER, TO THE EXTENT THAT IT MAY LAWFULLY DO SO, HEREBY CONSENTS TO SERVICE OF PROCESS, AND TO BE SUED, IN THE COMMONWEALTH OF MASSACHUSETTS AND CONSENTS TO THE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MASSACHUSETTS, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF ANY OF ITS OBLIGATIONS HEREUNDER OR UNDER THE NOTES OR ANY OF THE LOAN DOCUMENTS OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY SUCH COURTS. THE BORROWER FURTHER AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY OF SUCH COURTS SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED PERSONALLY OR BY CERTIFIED MAIL TO IT AT ITS ADDRESS PROVIDED IN SUBSECTION 15.1 OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS. THE BORROWER IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING HEREAFTER INSTITUTED IN RESPECT OF THIS AGREEMENT, THE NOTES, THE LOAN DOCUMENTS, OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH. The Borrower hereby certifies that neither the Agent nor the Lenders nor any of their respective representatives, agents or counsel have represented, expressly or otherwise, that the Agent and/or the Lenders would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. The Borrower acknowledges that the Lenders have been induced to enter into this Agreement by, among other things, this waiver. The Borrower acknowledges that it has read the provisions of this Agreement and in particular this paragraph; has consulted legal counsel; understands the rights it is granting in this Agreement and is waiving under this Section in particular; and makes the above waiver knowingly, voluntarily and intentionally.

16.14. Calculations, etc. Calculations hereunder shall be made and financial data required hereby shall be prepared, both as to classification of items and as to amounts, in accordance with GAAP and practices which principles and practices shall be consistently applied and in conformity with those used in the preparation of the financial statements referred to herein.

16.15. Governmental Approval. The Borrower agrees to take any action which the Agent may reasonably request in order to obtain and enjoy the full rights and benefits granted to the Agent by this Agreement and the Loan Documents, including specifically, at the Borrower’s own cost and expense, the use of its best efforts to assist in obtaining approval of any applicable governmental or regulatory authority or court for any action or transaction contemplated by this

Agreement or the Loan Documents which is then required by law, provided, that, the Borrower shall not be required to effect a public registration of all or any part of the Pledged Collateral (as defined in the Pledge Agreement) pursuant to the Securities Act of 1933, as amended, or other similar foreign or state securities law.

16.16. Counterparts, etc. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

16.17. Governing Law, etc.; Construction.

(a) All disputes, claims or controversies arising from or relating to this Agreement, the Notes and the other Loan Documents, including the validity hereof and thereof and the rights and obligations of the parties hereunder and thereunder, shall be construed in accordance with and governed by the internal laws of The Commonwealth of Massachusetts (without reference to conflicts of laws principles) and is intended to take effect as a sealed instrument. Except as prohibited by law which cannot be waived, the Borrower, the Agent and each Lender hereby waive any right that they may have to claim or recover in any litigation involving the Agent, any Lender or the Borrower any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The provisions of this Agreement are severable; the unenforceability of any provision of this Agreement shall not affect the validity, binding effect and enforceability of any other provision or provisions of this Agreement.

(b) Any reference to this Agreement, the Notes, the Loan Documents and the other Loan Documents contained herein or in any other Loan Document shall (unless otherwise expressly indicated) be deemed to refer to such writing as the same may be amended, extended and/or restated from time to time in accordance with the terms thereof. The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular Section or paragraph of this Agreement. In the event of any conflict between the provisions of this Agreement (on the one hand) and the provisions of any of the other Loan Documents (on the other hand), the provisions of this Agreement shall prevail.

ARTICLE XVII

RATIFICATION

17.1. General. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Original Credit Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Original Credit Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower and the Lenders agree that the Original Credit Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. For all matters arising prior to the effective Restatement Closing Date, the Original Credit Agreement (as unmodified by this Amendment) shall control.

17.2. Release. IN ADDITION, TO INDUCE THE LENDERS AND THE AGENT TO AGREE TO THE TERMS OF THIS AMENDMENT, THE BORROWER REPRESENTS AND WARRANTS THAT AS OF THE DATE OF ITS EXECUTION OF THIS AMENDMENT THERE ARE NO CLAIMS OR OFFSETS AGAINST OR RIGHTS OF RECOUPMENT WITH RESPECT TO OR DEFENSES OR COUNTERCLAIMS TO ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS (INCLUDING WITHOUT LIMITATION, UNDER THE ORIGINAL CREDIT AGREEMENT OR AGAINST ANY PRIOR AGENT) AND IN ACCORDANCE THEREWITH IT:

(a) Waiver. WAIVES ANY AND ALL SUCH CLAIMS, OFFSETS, RIGHTS OF RECOUPMENT, DEFENSES OR COUNTERCLAIMS, ARISING PRIOR TO THE DATE OF ITS EXECUTION OF THIS AMENDMENT AND

(b) Release. RELEASES AND DISCHARGES THE LENDERS AND THE AGENT AND ALL PRIOR AGENTS AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND AFFILIATES (COLLECTIVELY THE “RELEASED PARTIES”) FROM ANY AND ALL LIABILITIES, CLAIMS, CAUSES OF ACTION, IN LAW OR EQUITY, WHICH THE BORROWER OR ANY OF ITS SUBSIDIARIES MAY HAVE AGAINST ANY RELEASED PARTY ARISING PRIOR TO THE DATE HEREOF IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

17.3. Reference to Agreement. Each of the Loan Documents, including the Original Credit Agreement, the Notes and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Original Credit Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Original Credit Agreement shall mean a reference to the Original Credit Agreement as amended hereby.

17.4. Entire Agreement. This amendment embodies the entire agreement among the parties hereto with respect to the subject matter thereof, and supersedes any and all prior representations and understandings, whether written or oral, relating to this amendment. There are no oral agreements among the parties hereto with respect to the subject matter hereof.

[ The remainder of this page is intentionally left blank. ]

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a sealed instrument as of the date first above written.

HARVARD BIOSCIENCE, INC.

By:	/s/ Thomas W. McNaughton, Jr.
Thomas W. McNaughton, Jr.
	Chief Financial Officer & Treasurer	(Title)

BROWN BROTHERS HARRIMAN & CO., as Lender

By:	/s/ Daniel G. Head, Jr.
Daniel G. Head, Jr.
	S.V.P.	(Title)

BANK OF AMERICA, N.A., as Lender

By:	/s/ Peter McCarthy
Peter McCarthy
	S.V.P.	(Title)

BANK OF AMERICA, N.A., as Agent for the Lenders

By:	/s/ Kristine Thennes
Kristine Thennes
	Vice President	(Title)

Schedule 1.1

Commitments		Applicable Percentage

Brown Brothers Harriman & Co.	$10,000,000	50%

Bank of America, N.A.	$10,000,000	50%

Total Commitments	$20,000,000